Exhibit 10.1
EXECUTION VERSION

INVESTMENT AGREEMENT
BY AND AMONG
VANTAGE DATA CENTERS HOLDINGS, LLC,
COLONY VALHALLA PARTNERS I-A HOLDINGS, L.P.,
COLONY VALHALLA PARTNERS I-B HOLDINGS, L.P.,
COLONY VALHALLA PARTNERS II HOLDINGS, L.P.
AND
CBRE CALEDON VALHALLA AGGREGATOR HOLDINGS LP

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES AND EXHIBITS

Schedule A	Project Entities and Projects
Schedule B	Legal Descriptions
Exhibit 1.1(a)	Closing Consideration Example Calculation
Exhibit 1.1(b)	Indebtedness Exception
Exhibit 1.1(c)	Net Working Capital
Exhibit 1.1(d)	Specified BBNB Lease
Exhibit 1.1(e)	Shared Expenses
Exhibit 1.1(f)	Aviator Management Members and Rollover Units
Exhibit 2.1	Transaction Restructuring Steps
Exhibit 2.3	Allocated Real Property
Exhibit 3.2(k)	Form of Required Consent
Schedule 4.2(a)-(b)	Capitalization
Schedule 4.3(a)-(b)	Required Filings and Consents; No Conflicts
Schedule 4.5(a), (e)(i), (e)(ii)	Financial Statements
Schedule 4.6	Absence of Undisclosed Liabilities
Schedule 4.7	Absence of Changes and Events
Schedule 4.9(a)-(e)	Proprietary Rights
Schedule 4.10	Taxes
Schedule 4.11	Compliance with Laws
Schedule 4.12	Contracts
Schedule 4.13(c)-(e), (j), (k)	Real Property
Schedule 4.15(h)	Employment Matters
Schedule 4.16	Brokers
Schedule 4.17(a)-(c)	Litigation
Schedule 4.18	Related Party Transaction
Schedule 4.19	Bank Accounts
Schedule 4.20	Top Vendors
Schedule 4.22(a), (d), (e)	Project Infrastructure and Systems
Schedule 4.23(b)	Health, Safety and Environment
Exhibit 5.9(e)	Co-investors
Exhibit 6.1(a), (b)	Conduct of Business Prior to the Closing
Exhibit 6.5(c)(ii)	Estoppels
Exhibit 6.9	REIT Status Opinion
Exhibit 7.2	No Disclosure

Exhibit A	Form of Governance Agreements
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of R&W Policy
Exhibit D	Form of Restructuring Agreement
Exhibit E	Form of Title Affidavits
Exhibit F	Form of Cross-Indemnification Agreement
Exhibit G(1)	Form of Intellectual Property License Agreement
Exhibit G(2)	Form of Trademark License Agreement
Exhibit H	Form of Master Agreement Termination
Exhibit I	Form of Joinder

v

INVESTMENT AGREEMENT
THIS INVESTMENT AGREEMENT (this “Agreement”) is effective as of July 7, 2020 (“Effective Date”), by and among Vantage Data Centers Holdings, LLC, a Delaware limited liability company (“Vantage”), Colony Valhalla Partners I-A Holdings, L.P., a Delaware limited partnership (“Investor 1(a)”), Colony Valhalla Partners I-B Holdings, L.P., a Delaware limited partnership (“Investor 1(b)”), Colony Valhalla Partners II Holdings, L.P., a Delaware limited partnership (“Investor 2”) and CBRE Caledon Valhalla Aggregator Holdings LP, a Delaware limited partnership (“Investor 3” and together with Investor 1(a), Investor 1(b) and Investor 2, the “Investors”). Capitalized terms used herein but not otherwise defined will have the meanings set forth in Article I. Each of the Investors and Vantage are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Upon execution of a Joinder (subject to such Joinder becoming effective on the terms set forth therein), a Retained Owner shall be deemed to be a Party to this Agreement.
RECITALS
A.Vantage and certain of its Subsidiaries own membership or other equity interests in the entities (each a “Project Entity”, and, collectively, the “Project Entities”) listed on Schedule A.
B.    The Project Entities own or lease, as applicable, data centers, which are set forth on Schedule A (together with the real properties underlying such data centers, each, a “Project”, and, collectively, the “Projects”). A legal description for all real property underlying each data center is set forth on Schedule B.
C.    All of the issued and outstanding membership interests of Vantage are held directly and/or indirectly by Aviator DC REIT, LLC, a Delaware limited liability company (“Aviator DC REIT”), Aviator Holdings, LP, a Delaware limited partnership (“YieldCo 2”), Public Sector Pension Investment Board, a Canadian Crown Corporation (“PSP”), the Carry Rollover Partners, AS Motors Holdings, LP, a Delaware limited liability company and Aviator Management, all in the amounts and percentages as set forth on Schedule 4.2(a)(i) hereto.
D.    In connection with the transactions contemplated by this Agreement, prior to the Closing Date (to the extent not effected prior to the date hereof), Vantage and its Affiliates will effect a series of transactions (a) transferring certain assets (the “DevCo Assets”) and liabilities other than the Projects and equity interests in certain entities currently owned indirectly by Aviator DC REIT to one or more newly formed entities owned by the Retained Owners and certain other Persons separate from the Project Entities in substantially the manner as further set forth in the Restructuring Agreement (the “Pre-Transaction Restructuring”) and (b) causing Aviator REIT Holdings, LP to merge into YieldCo 2, with YieldCo 2 surviving such merger.
E.    Through a series of transactions commencing on the Closing Date, the Investors will acquire, whether through direct equity purchase or redemption, in each case, from the Persons and in the amounts set forth on Exhibit 2.1, (a) equity interests in Aviator DC REIT (without regard to the outstanding preferred stock of Aviator DC REIT), (b) equity interests in YieldCo 2, (c) equity interests in Aviator Holdings, LLC, and (d) equity interests in Vantage held by members of Aviator Management as set forth on Exhibit 1.1(f).
F.    Certain Retained Owners, DB Aviator Manager, LLC and certain Investors will contribute to a new Delaware limited partnership called DCR Holdings, LP (“YieldCo 1”) cash (from certain Investors) and the equity interests described in Exhibit 2.1 in exchange for equity interests in YieldCo 1, and the Carry Rollover Partners will contribute the interests they own in YieldCo 2 to YieldCo 1 in exchange for equity interests in YieldCo 1 (the “Carry Rollover Securities”).
G.    YieldCo 1 will contribute the equity interests contributed by the Retained Owners, DB Aviator Manager, LLC and the Investors in Aviator Holdings, LLC, YieldCo 2 and certain cash to Aviator DC REIT in exchange for equity interests in Aviator DC REIT.
H.    Concurrently with the Closing, (a) YieldCo 1, the applicable Investors and the other Persons set forth as signatories thereto will adopt that certain Limited Partnership Agreement of YieldCo 1 (the “YieldCo 1 Partnership Agreement”) and (b) YieldCo 2, the applicable Investors, Aviator DC REIT and the other Persons set forth as signatories thereto will amend and restate and adopt that certain Second Amended and Restated Limited Partnership Agreement of YieldCo 2 (the “YieldCo 2 Partnership Agreement”).
I.    A new Delaware limited liability company called DCR and Aviator Holdings GP, LLC, will be the general partner of YieldCo 1 and YieldCo 2 (“YieldCo GP” and together with YieldCo 1 and YieldCo 2, the “YieldCos”), and concurrently with the Closing, YieldCo GP, the applicable Investors and the other Persons set forth as signatories thereto will adopt that certain Limited Liability Company Operating Agreement of YieldCo GP (the “YieldCo GP Operating Agreement”, and together with the YieldCo 1 Partnership Agreement and the YieldCo 2 Partnership Agreement, the “Governance Agreements”, in each case substantially in the forms attached hereto as Exhibit A).
J.    Upon consummation of the transactions contemplated by this Agreement, the Investors will (a) own the issued and outstanding equity of each of the YieldCos in the amounts as set forth on Schedule A to each of the Governance Documents attached hereto as Exhibit A (the “YieldCos Securities”) and (b) indirectly own an aggregate percentage of the issued and outstanding limited partnership interests of each of the Project Entities (without regard to any outstanding preferred stock of the Group Company REITs) as set forth in Exhibit 2.1, in each case, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS
“Acceptable Estoppel Certificate” means an Estoppel Certificate that (i) does not disclose any material default by Vantage or the applicable Project Entity, (ii) does not disclose any material default by tenant and (iii) does not contain information that is materially and adversely inconsistent with the lease representations set forth in Section 4.13 or the Rent Roll. If the Investors believe that any Estoppel Certificate delivered to them after the Effective Date is not an Acceptable Estoppel Certificate, the Investors shall so notify Vantage in writing within ten (10) Business Days from the Investors’ receipt of such Estoppel Certificate, which notice must set forth in reasonable detail the reasons why the Investors do not believe that the Estoppel Certificate in question is an Acceptable Estoppel Certificate. With respect to any Estoppel Certificate delivered to the Investors after the Effective Date as to which the Investors do not so provide Vantage with written notice of their objections within such ten (10) Business Day period, the Investors shall be deemed to have irrevocably and unconditionally approved the applicable Estoppel Certificate as an Acceptable Estoppel Certificate.
“Accounts Receivable” will have the meaning set forth in Section 4.5(d).
“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by any Investor or such Investor’s Affiliates) contemplating or otherwise relating to any transaction or series of related transactions involving any:
(a)    merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition, sale or issuance of securities, recapitalization, tender offer, exchange offer or other similar transaction involving any Group Company;
(b)    direct or indirect sale, lease, license, exchange, transfer, acquisition or disposition of any material asset or portion of the business of any Group Company; or
(c)    liquidation or dissolution of any Group Company.
“Adjustment Escrow Amount” means $5,000,000.
“Adjustment Escrow Funds” means the Adjustment Escrow Amount together with any earnings thereon as of the applicable time.
“Adjustment Overage” means the amount by which the Closing Net Working Capital is greater than the Target Working Capital.
“Adjustment Underage” means the amount by which the Closing Net Working Capital is less than the Target Working Capital.
“Affiliate(s)” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common
Control with such Person; provided, that, for purposes of this Agreement, (a) with respect to each Investor, “Affiliates” will not include the Management Companies or any of their respective officers, investors, directors or equityholders in their capacity as such or, with respect to any time period prior to the Closing, any Group Company or any of their respective officers, investors, directors or equityholders in their capacity as such and (b) with respect to Vantage, prior to the Closing, “Affiliates” will not include any Investor or any of their respective officers, investors, directors or equityholders in their capacity as such and will, prior to the Closing, include the Retained Owners, their Affiliates and their respective officers, investors, directors or equityholders in their capacity as such, but will not include the Retained Owners or any of their respective officers, investors, directors or equityholders in their capacity as such after the Closing.

“Aggregate Project Value” means $3,491,081,000.
“Agreement” will have the meaning set forth in the Preamble.
“Allocated Entity Value” means the proportionate allocation of Final Closing Consideration among the Group Companies, as determined pursuant to Section 4.26(a).
“Allocated Real Property Value” means the portion of the Allocated Entity Value attributable to Real Property of the U.S. Projects, as more particularly described on Exhibit 2.3.
“Ancillary Agreement(s)” means the Governing Agreements, the Escrow Agreement, the Cross-Indemnification Agreement, the Joinders, the Master Agreement Termination, the Pre-Transaction Restructuring Documents, the Restructuring Agreement, and the Intellectual Property License Agreements.
“Anti-Money Laundering and Anti-Terrorism Laws” will have the meaning set forth in Section 4.26(a).
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the Competition Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
“Aviator Management” means those members of management of Vantage Data Centers Management Company, LLC set forth on Exhibit 1.1(f).
“Aviator DC REIT” will have the meaning set forth in Recital C.
“Aviator Investor” means Aviator Investor DCR Holdings, LP, a Delaware limited partnership.
“Aviator Investor Indemnity Escrow Amount” means an amount equal to $5,480,381.73 out of the Indemnity Escrow Funds, which amount shall be automatically reduced by any Aviator Investor Indemnifiable Losses recovered, and paid to an Investor Indemnified Party, pursuant to, and in accordance with, Section 10.5(d).

“Aviator REIT” means Aviator Holdings REIT, LLC, a Delaware limited liability company that has elected to be taxed as a REIT.
“Benefit Plan” means any agreement, arrangement, plan or policy providing any compensation or benefits to any current or former Service Providers or their beneficiaries or dependents, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, Multiemployer Plan, Multiple Employer Plan, Multiple Employer Welfare Arrangement, VEBA, Title IV Plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, or other plan, program, arrangement or trust, personnel policy (including vacation time, holiday pay, sick leave, other forms of paid time off, bonus programs, moving or other expense reimbursement or payment programs), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written.
“Business Day” means any Monday through Friday on which commercial banks are authorized to do business and are not required by law or executive order to close in New York City.
“Calculation Time” means 11:59 p.m., Eastern Time, on the day immediately prior to the Closing Date.
“Caledon Valhalla Aggregator” has the meaning set forth in Section 2.4.
“Caledon Vantage Aggregator” has the meaning set forth in Section 2.4.
“Caledon Taurus” has the meaning set forth in Section 2.4.
“Canadian Vantage Entities” means Vantage Data Centers Canada TRS, ULC, Vantage Data Centers Canada, ULC, Vantage Data Centers Canada Guarantor, Limited Partnership, Vantage Data Centers Canada Guarantor, ULC, Vantage Data Centers Canada, Limited Partnership.
“Capacity” means the volume of electricity measured in kilowatts (“kW”) of critical load (excluding electricity required for cooling and housing power) which is available to the data centers, and the space that corresponds to such electricity volume.
“Carry Rollover Partners” means Marc C. Ganzi and Benjamin J. Jenkins
“Carry Rollover Securities” has the meaning set forth in Recital F.
“Cash” means, with respect to the Group Companies, all cash and cash equivalents held by the Group Companies as determined in accordance with GAAP, including (a) marketable securities to the extent such marketable securities can be converted to cash within 90 days and (b) deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts, and reduced by the amount of any issued but uncleared checks, wires or drafts to the extent there has been a reduction of payables on account therefor and (c) cash held pursuant to the Securitization Facility (as defined in the applicable Governance Agreement) (“Securitization Cash”); provided, that “Cash” will exclude any restricted cash (as determined in accordance with GAAP (it being acknowledged that any cash held outside of the United States and Canada will constitute restricted cash for purposes of this definition)) and any cash used or paid to redeem preferred securities in any of the Group Company REITs as part of the Pre-Transaction Restructuring. Notwithstanding anything to the contrary set out in this Agreement, Securitization Cash will constitute Cash.
“CCRs” will have the meaning set forth in Section 4.13(h).
“CGIF” has the meaning set forth in Section 2.4.
“Claim Notice” will have the meaning set forth in Section 10.4(a).
“Closing” will have the meaning set forth in Section 3.1.
“Closing Cash” will have the meaning set forth in Section 3.4(a).
“Closing Consideration” means an amount equal to the following: (a)(i) eighty percent (80%), multiplied by (ii) an amount equal to (A) the Aggregate Project Value, minus (B) the Closing Indebtedness, plus (C) the Closing Cash, plus (D) the Adjustment Overage, if any, minus (E) the Adjustment Underage, if any, minus (F) the amount of Specified BBNB Growth Capex and Leasing Costs, minus (G) the Specified BBNB Purchase Price, minus (b) all Closing Transaction Costs, minus (c) the Vantage R&W Policy Portion, plus (d) 50% of the Reimbursable Shared Expenses, (e) minus 50% of the Outstanding Shared Expenses, minus (f) the Vantage Taxes, in each case calculated in accordance with the example calculation set forth on Exhibit 1.1(a). For the avoidance of doubt, Exhibit 1.1(a) is for illustrative purposes only and the applicable definitions in this Agreement will prevail and in no event shall any amount be included in the calculation of more than one of the components of “Closing Consideration.”
“Closing Date” will have the meaning set forth in Section 3.1.
“Closing Indebtedness” will have the meaning set forth in Section 3.4(a).
“Closing Net Working Capital” will have the meaning set forth in Section 3.4(a).
“Closing Statement” will have the meaning set forth in Section 3.4(b)(i).
“Closing Transaction Costs” will have the meaning set forth in Section 3.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any Contract with a labor union or labor organization or other employee representative.
“Combined Audited Entities” means the combined Vantage Data Centers Issuer, LLC and Vantage Data Centers Canada, Limited Partnership entities, which includes Vantage Data Centers

3, LLC, Vantage Data Centers 4, LLC, Vantage Data Centers 6, LLC, Vantage Data Centers WA1, LLC and Vantage Data Centers 7, LLC.
“Combined Audited Statements” will have the meaning set forth in Section 4.5(a)(i).
“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf.
“Company Counsel” will have the meaning set forth in Section 11.16(a).
“Competition Act” means the Competition Act (Canada) and includes the regulations promulgated thereunder.
“Competition Act Approval” means that, in connection with the transactions contemplated by this Agreement, either: (a) both of (i) the applicable waiting periods, including any extension thereof, under subsection 123(1) of the Competition Act shall have expired or have been waived in accordance with subsection 123(1) of the Competition Act or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act and (ii) unless waived by the Investors in their sole discretion, receipt by the Investors of a “no-action letter” indicating that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; or (b) the Commissioner shall have issued in Advance Ruling Certificate under Section 102 of the Competition Act in respect of the transactions contemplated by the Agreement that are subject to the Competition Act.
“Confidentiality Agreement” will have the meaning set forth in Section 6.2(b).
“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.
“Control” means, for any Person, the power to, directly or indirectly to direct the management and policies of such Person whether through the ownership of voting securities, by Contract or otherwise, in all instances notwithstanding the rights of any other Persons with respect to usual and customary major decisions, if any, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“Cross-Indemnification Agreement” means the agreement, by and between DevCo, CA22, LLC, a Delaware limited liability company and Vantage Data Centers, LLC, in substantially the form attached hereto as Exhibit F.
“D&O Policy” will have the meaning set forth in Section 6.6.
“DBABa” means DB Aviator Blocker A, LLC, a Delaware limited liability company.

“DBABb” means DB Aviator Blocker B, LLC, a Delaware limited liability company.
“DC REIT Indemnified Taxes” means Losses under Section 10.2(d) arising out of or attributable to Aviator DC REIT, and the direct and indirect holders of its Equity Securities, but not its Subsidiaries.
“Deductible” will have the meaning set forth in Section 10.5(a).
“Delaware Court” will have the meaning set forth in Section 11.11.
“Determination Date” will have the meaning set forth in Section 3.4(b)(iv).
“DevCo” means Retained Vantage Data Centers, LP, a Delaware limited partnership.
“DevCo Assets” will have the meaning set forth in Recital D.
“Digital Bridge” means Digital Bridge Advisors, LLC, a Delaware limited liability company.
“Disclosure Schedule(s)” means the schedules delivered with respect to Article IV and made a part of this Agreement on the date hereof.
“Effective Date” will have the meaning set forth in the Preamble.
“Employee Pension Benefit Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA whether or not subject to ERISA).
“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA whether or not subject to ERISA).
“Environmental and Safety Requirements” means any law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (b) health or safety, (c) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, or (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).
“Equity Commitment Letters” will have the meaning set forth in Section 5.9(a).
“Equity Financing” will have the meaning set forth in Section 5.9(a).

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.
“ERISA Affiliate” means any Group Company, and any predecessor of any Group Company and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by any Group Company and/or any predecessor of a Group Company, under Section 414 of the Code or Section 3(40)(B)(ii) or 4001(b) of ERISA.
“Escrow Account” will have the meaning set forth in Section 2.2.
“Escrow Agent” means JPMorgan Chase, N.A.
“Escrow Agreement” means the escrow agreement, by and among the Investors, DevCo and the Escrow Agent, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.
“Escrow Amount” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Estimated Closing Consideration” will have the meaning set forth in Section 3.4(a).
“Estimated Closing Statement” will have the meaning set forth in Section 3.4(a).
“Estoppel Certificates” means estoppel certificates addressed to the applicable Project Entity, in the forms agreed to among the Parties in electronic correspondence under separate cover.
“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
“Excess Amount” will have the meaning set forth in Section 3.4(b)(iv)(A).
“Export Approvals” will have the meaning set forth in Section 4.24(a).
“Final Closing Consideration” will have the meaning set forth in Section 3.4(b)(iv).
“Financial Statements” will have the meaning set forth in Section 4.5(a).
“Fundamental Representations” means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.4, Section 4.10, Section 4.16, Section 5.1, Section 5.2, Section 5.4 and Section 5.8.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time applied on a basis consistent with the estimation methodologies, practices,

valuation principles and policies used by the Group Companies in the preparation of their most recent audited financials.
“Governance Agreements” will have the meaning set forth in Recital I.
“Government List” means any of: (a) the lists maintained by the United States Department of Commerce, Bureau of Industry and Security (including the Denied Persons and Entity List); (b) the lists maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control (including the list of Specially Designated Nationals and Blocked Persons); and (c) the Debarred lists maintained by the U.S. Department of State (Terrorist Organizations and Debarred Parties).
“Government Official” means, collectively, any officer or employee of a Governmental Authority, any political party or official thereof and any candidate for political office.
“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law), or any court or tribunal of competent jurisdiction.
“Group Companies” or “Group Company” means, collectively, Vantage, YieldCo 2 (Aviator Holdings, LP), Aviator Holdings, LLC, Aviator DC REIT, Aviator REIT, Vantage Data Centers, LLC, Vantage Data Centers Guarantor, LLC, Vantage Data Centers Issuer, LLC, Vantage Data Centers US REIT, LLC, the Canadian Vantage Entities and each of the Project Entities.
“Group Company REITs” mean, collectively, Aviator DC REIT, Vantage Data Centers US REIT, LLC and Aviator REIT.
“Hazardous Material” means (a) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (c) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure, (d) radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq., (e) asbestos that is friable or could reasonably be likely to become friable, (f) polychlorinated biphenyls, (g) microbial matter, biological toxins, mycotoxins, mold or mold spores and (h) any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous material, substance or waste, including those defined or regulated as “hazardous,” “toxic” or “dangerous,” to which Liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Laws related to human health or the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“ICA” means the Investment Canada Act and includes the regulations promulgated thereunder.
“Immaterial Software License” will have the meaning set forth in Section 4.9(b).

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, the Corruption of Foreign Public Officials Act and any other applicable Law regarding anti-bribery or illegal payments or gratuities.
“Improvements” will mean, with respect to any Real Property, all buildings, structures, fixtures (excluding trade fixtures) and other improvements of every kind now or hereafter located on such Real Property or connected thereto including the right, title and interest of the owner of such Real Property in and to any alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent the business has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures.
“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.
“Indebtedness” means, with respect to each Group Company, all obligations and liabilities, without duplication (a) for borrowed money or extensions of credit, (b) evidenced by bonds, debentures, notes or other similar instruments, commercial paper or debt securities, (c) under swaps, hedges, caps, collars, options, futures or similar instruments, (d) for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Closing Net Working Capital as finally determined pursuant to Section 3.4), including earnouts (other than pursuant to this Agreement or the Governance Agreements), payments under non-compete agreements and seller notes, (e) created or arising under any conditional sale or other title retention agreement, (f) secured by a Lien other than Permitted Liens, (g) under leases classified as capital or finance leases in the Combined Audited Statements or in accordance with GAAP, without giving effect to the implementation of Accounting Standards Update Topic 842 (h) in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, (i) with respect to Indebtedness set forth in items (a)-(h) and (j)-(n) of this definition of any Person other than another Group Company which are directly or indirectly guaranteed by such Group Company or in respect of which such Group Company has otherwise assured an obligee against loss, (j) with respect to any Benefit Plan that is not funded in accordance with applicable Laws, including ERISA, or the terms of such Benefit Plan document, (k) for amounts owed or payable with respect to a Contract with a Related Party to the extent required to be paid in cash by the Group Companies after the Closing, other than any amounts set forth on Exhibit 1.1(b), (l) with respect to any Outstanding Commissions and Leasing Costs, (m) with respect to tenant security deposits or last month’s rent prepayment, and (n) with respect to all interest, prepayment penalties and fees, costs or expenses due or owing in respect of any item listed in clauses (a) through (m) above; provided, that the Parties acknowledge, understand and agree that in no event (i) will Indebtedness set forth on Exhibit 1.1(b) constitute Indebtedness under this Agreement for purposes of calculating Closing Indebtedness, (ii) with respect to items (a), (b) and (h), will any amounts not owed, drawn or payable under the Securitization Facility, the WA12 Credit Facility (each term as defined in the applicable Governance Agreement), the Irrevocable Standby Letter of Credit No. S100679, dated April 9, 2019, by Vantage Data Centers Canada, L.P., in favor of Hydro-Québec, or the Irrevocable Standby Letter of Credit No. S101272, dated October 25, 2019 and amended on October 29, 2019, by Vantage Data Centers Canada, L.P.,

in favor of Hydro-Québec constitute Indebtedness under this Agreement for purposes of calculating Closing Indebtedness.
“Indemnifiable Portion” will have the meaning set forth in Section 10.5(d).
“Indemnity Escrow Amount” means $8,726,722.50.
“Indemnity Escrow Funds” means the Indemnity Escrow Amount together with any earnings thereon as of the applicable time.
“Indemnity Escrow Release Date” will have the meaning set forth in Section 10.13.
“Independent Auditor” will have the meaning set forth in Section 3.4(b)(iii).
“Insurance Policies” will have the meaning set forth in Section 4.14.
“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) Software, (f) all other proprietary and intellectual property rights, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (h) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (i) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.
“Intellectual Property License Agreements” will have the meaning set forth in Section 3.2(p).
“Interim Financial Statements” will have the meaning set forth in Section 4.5(a)(ii).
“International Trade Laws” means any applicable (a) Sanctions, (b) U.S. export control laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order or directive promulgated, issued or enforced pursuant to such laws), (c) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order or directive promulgated, issued or enforced pursuant to such laws, (d) the anti‑boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) export, import and customs laws of other countries in which the Group Companies have conducted and/or currently conduct business.
“Investor 1(a)” will have the meaning set forth in the Preamble.
“Investor 1(b)” will have the meaning set forth in the Preamble.
“Investor 2” will have the meaning set forth in the Preamble.
“Investor 3” will have the meaning set forth in the Preamble.
“Investor 3 ECL” has the meaning set forth in Section 2.4.
“Investor Counsel” will have the meaning set forth in Section 11.16(b).
“Investors” will have the meaning set forth in the Preamble.
“Investor Indemnified Parties” means the following Persons: (a) each Investor; (b) each Investor’s direct and indirect parents, Subsidiaries and Affiliates (including, at and after the Closing, the Group Companies); (c) the respective owners, stockholders, members, partners and Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that no Vantage Indemnified Party will be deemed to be an “Investor Indemnified Party.”
“Investor Restructuring Obligations” means the Investors’ completion of the series of actions to be taken, or to be caused to be taken, by the Investors identified as Investor steps in Exhibit 2.1 (and for the avoidance of doubt excluding all other sections of such exhibit).
“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).
“Joinder(s)” will have the meaning set forth in Section 3.2(s).
“Knowledge” means: (a) with respect to Vantage, the actual knowledge of each of Sureel Choksi, Sharif Metwalli, Dave Renner and Chris Yetman after making reasonable inquiry of such person’s direct reports; (b) with respect to the Investors (other than Investor 3), the actual knowledge of Ronald Sanders and Justin Chang after making reasonable inquiry of such person’s direct reports; and (c) with respect to Investor 3, the actual knowledge of Jeff DeBlock and Robert Shaw after making reasonable inquiry of such person’s direct reports. None of the individuals listed in this definition will have any liability solely by virtue of the use of their names herein.
“Law(s)” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, provincial, state or local law, statute, code, rule, regulation, constitution, treaty, ordinance, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority, or Order enacted, adopted, issued or promulgated by any Governmental Authority.

“Leases” will have the meaning set forth in Section 4.13(c).
“Liabilities” means any liabilities, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.
“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens and other encumbrances of every kind, including restrictions on voting or use.
“Losses” of a Person means any losses, Liabilities, Taxes, damages, awards, penalties, fines, settlements, judgments, royalties, costs and expenses (including reasonable accountants’, attorneys’ and other experts’ fees and expenses), in each case, whether or not arising out of a Third Party Claim; provided, however, that in no event will Losses include, for purposes of calculating the amount of Losses for any indemnifiable claim pursuant to Article X, amounts in respect of punitive, exemplary, special or similar damages, except to the extent such damages are paid or payable to a third party.
“Management Agreements” means (a) the Amended and Restated U.S. Management Agreement, dated August 6, 2019, among Vantage Data Centers Issuer, LLC, Vantage Data Centers WA1, LLC, Vantage Data Centers 3, LLC, Vantage Data Centers 4, LLC, Vantage Data Centers 6, LL, Vantage Data Centers 7, LLC and Vantage Data Centers Management Company, LLC and (b) the Canada Management Agreement, dated August 6, 2019, among Vantage Data Centers Canada, Limited Partnership and Vantage Data Centers Canada Management, Limited Partnership.
“Management Companies” means Vantage Data Centers Management Company, LLC and Vantage Data Centers Canada Management, Limited Partnership.
“Master Agreement Termination” will have the meaning set forth in Section 3.2(r).
“Material Adverse Effect” means any Event, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, operations, results of operations or condition (financial or otherwise) of the Group Companies, taken as a whole or (ii) the ability of Vantage to consummate the transactions contemplated by this Agreement; provided, however, solely with respect to clause (i), that “Material Adverse Effect” will not include any Event arising out of or attributable to: (a) general business, economic or political conditions, including trade disputes or any imposition of trade restrictions, tariffs or similar Taxes, in each case, by a Governmental Authority; (b) conditions generally affecting the industries in which the Group Companies operate; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) local, regional or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military attack, or the escalation or worsening thereof; (e) any action required or explicitly contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Investors, (f) any changes in applicable Laws (including GAAP); (g) any failure of any Group Company to meet any projections or forecasts (provided, that this clause (g) will not prevent a determination that any Event underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such Event is not otherwise excluded from determining whether there is a Material Adverse Effect)); (h) changes occurring or arising as a result of the announcement of the transactions contemplated by this Agreement; provided, that in the case of the foregoing clauses (a), (b), (c), (d), and (f), such Event does not adversely affect the Group Companies in a disproportionate manner relative to other participants in the industry in which the Group Companies operate.
“Material Contract” will have the meaning set forth in Section 4.12(q).
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA whether or not subject to ERISA.
“Multiple Employer Plan” means a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c) whether or not subject to ERISA
“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) whether or not subject to ERISA.
“Net Working Capital” means, without duplication, only the line items comprising “Current Assets” and “Current Liabilities” set forth on Exhibit 1.1(c).
“Objections Notice” will have the meaning set forth in Section 3.4(b)(ii).
“Order” means any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority.
“Organizational Documents” means, with respect to any Person: (a) in the case of a corporation, such Person’s certificate of incorporation and by-laws and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (b) in the case of a limited partnership, such Person’s certificate of limited partnership and limited partnership agreement, and any voting trusts or other instruments or agreements affecting the rights applicable to any of its partners; (c) in the case of a limited liability company, such Person’s certificate of formation, limited liability company agreement and any voting trusts or other instruments or agreements affecting the rights of holders of limited liability company interests; or (d) in the case of any other legal entity, such Person’s organizational documents and any voting trusts and other instruments or agreements affecting the rights of holders of equity interests in such Person.
“Other Indemnity Escrow Amount” means an amount equal to $3,246,340.77 out of the Indemnity Escrow Funds, which amount shall be automatically reduced by any indemnifiable Losses recovered, and paid to an Investor Indemnified Party, pursuant to, and in accordance with, Section 10.5(d).

“Outside Date” will have the meaning set forth in Section 9.1(d).
“Outstanding Commissions and Leasing Costs” has the meaning set forth in Section 4.13(j).
“Outstanding Shared Expenses” will have the meaning set forth in Section 3.4(a).
“Party” and “Parties” will have the meaning set forth in the Preamble.
“Parent” will have the meaning set forth in Section 5.9(a).
“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.
“Permits” means all permits, licenses, consents, grants, waivers, qualifications, approvals, authorizations, registrations and certificates by or of Governmental Authorities.
“Permitted Encumbrances” means, the covenants, conditions, encumbrances, restrictions, easements and other similar matters of record set forth in the applicable Title Commitment for the applicable Project, which do not materially and adversely affect the value of the applicable Project or the business operations of the Group Companies or tenants as currently conducted on such Project.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable, or for Taxes being contested in good faith and for which appropriate reserves have been accrued in the Net Working Capital as of the Closing Date, (b) statutory Liens of landlords for amounts not yet due and payable, and (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable.
“Person” means any individual, partnership, corporation, limited liability company, trust, Governmental Authority or other legal entity.
“Pre-Closing Period” will have the meaning set forth in Section 6.1(a).
“Pre-Transaction Restructuring” will have the meaning set forth in Recital D.
“Pre-Transaction Restructuring Documents” means the documents evidencing that the Pre-Transaction Restructuring has been effected and attached to the Restructuring Agreement as annexes thereto.
“Privacy Requirements” will have the meaning set forth in Section 4.9(g).

“Proceeding” means any action, arbitration, demand, grievance, complaint, hearing, litigation, proceeding or suit (whether civil, criminal or administrative), that is commenced, brought, conducted or heard by or before a Governmental Authority.
“Project” and “Projects” will have the meaning set forth in Recital B.
“Project Entity” or “Project Entities” will have the meaning set forth in Recital A.
“Projects Intellectual Property” will have the meaning set forth in Section 4.9(c).
“Protected Communications” will have the meaning set forth in Section 11.17(a).
“PSP” will have the meaning set forth in Recital C.
“R&W Policy” means that certain representation and warranty insurance policies in the forms attached hereto as Exhibit C issued by the issuers thereunder and obtained by the Investors in connection with this Agreement.
“R&W Policy Costs” will have the meaning set forth in Section 7.4.
“Real Property” will mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all Improvements thereon.
“Reimbursable Shared Expenses” means the amount of Shared Expenses paid by, or on behalf of, any Group Company as of immediately prior to the Calculation Time (and solely up to the amount corresponding to each such item identified on the Shared Expenses Schedule).
“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code, as the context requires.
“REIT Status Opinion” will have the meaning set forth in Section 6.9.
“Related Party” means (a) any Affiliate of the Retained Owners or of any Group Company (other than any other Group Company), or any director, officer, partner, member or manager of such Affiliate, (b) any Person who serves as a director, officer or manager or in a similar capacity of the Retained Owners or any Group Company or any Person who directly or indirectly holds any Equity Securities of the Retained Owners or any Group Company (other than any other Group Company), (c) any Affiliate (other than any Group Company) or immediate family member of any Person described in clause (b), or (d) any trust for the benefit of any of the foregoing.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.
“Rent Roll” will have the meaning set forth in Section 4.13(e).

“Representatives” of any Person means the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.
“Required Consent” means the consent of the Person listed on Item 3 to Schedule 4.3(a).
“Resolution Date” will have the meaning set forth in Section 10.9.
“Restructuring” means the Pre-Transaction Restructuring and the Transaction Restructuring.
“Restructuring Agreement” means that certain Restructuring Agreement by and between Vantage, DevCo, and the other parties thereto to effectuate the Pre-Transaction Restructuring, substantially in the form attached hereto as Exhibit D.
“Restructuring Shared Expense” will have the meaning set forth in Section 6.7.
“Retained Owners” means AS Motors Holdings, LP, Aviator Investor DCR Holdings, LP, Aviator Investor DB, LP, and Aviator Management.
“Rolled Securities” will have the meaning set forth in Section 2.4.
“Rollover Value” means an amount equal to the sum of the dollar value of the Carry Rollover Securities and the Rolled Securities plus $5,000,000.
“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including the Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.
“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Government List or any Sanctions-related list maintained by the U.S. Department of the Treasury, including the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).
“Service Provider” means each director, officer, employee, manager, independent contractor, consultant, leased employee or other service provider of the Group Companies.
“Shared Expenses” means any and all costs, fees and expenses incurred by, or on behalf of, any Group Company in connection with the items specifically identified on Exhibit 1.1(e) (the “Shared Expense Schedule”), and solely up to the amount corresponding to each such item on the Shared Expenses Schedule, and any and all costs, fees and expenses in connection with the items specifically identified on the Shared Expense Schedule in excess of such amount (“Excess Expenses”) shall constitute Transaction Costs (and shall not constitute Shared Expenses) for all purposes under this Agreement.
“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).
“Specified BBNB Growth Capex and Leasing Costs” means the BBNB Growth Capex and Leasing Costs (as defined in the applicable Governance Agreement) that remain outstanding as of the Calculation Time related to the Specified BBNB Lease, as estimated by Vantage in good faith and in accordance with past practice.
“Specified BBNB Lease” means the lease set forth on Exhibit 1.1(d)(i).
“Specified BBNB Lease Amendment” means the amendment to the Specified BBNB Lease to include such additional megawatts as set forth on Exhibit 1.1(d)(ii), substantially in the form provided to Investors in electronic correspondence under separate cover prior to the date hereof.
“Specified BBNB Purchase Price” will be equal to (a) $56,300,000, in the event that the Specified BBNB Lease Amendment has not been executed as of the Closing and (b) $0, in the event that the Specified BBNB Lease Amendment has been executed as of the Closing.
“Subsidiary” or “Subsidiaries” means any entity or entities in which a Person holds any ownership interest, whether directly or through one or more other Persons.
“Systems” will have the meaning set forth in Section 4.9(f).
“Target Working Capital” means negative $4,626,000.
“Tax(es)” means any federal, state, local or foreign income, profits, gross receipts, ad valorem, premium, license, payroll, employment, excise, severance, stamp, occupation, property, environmental, franchise, withholding, social security, unemployment, disability, real property, personal property, mutation duties, franchise taxes, capital stock taxes, sales, use, transfer, license, stamp, registration, value added, alternative or add-on minimum, estimated tax, payment-in-lieu of tax or other tax of any kind whatsoever, including any interest, fine, penalty, assessments or similar addition thereto, whether disputed or not.
“Tax Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in related to Tax matters.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement or other form relating to Taxes and required to be filed with a Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” will have the meaning set forth in Section 10.4(b).

“Title Affidavits” will have the meaning set forth in Section 3.2(g).
“Title Commitments” will have the meaning set forth in Section 6.8.
“Title Company” will have the meaning set forth in Section 6.8.
“Title IV Plan” means an employee benefit plan subject to Section 302 or Title IV of ERISA or Code Section 412, 413, or 430.
“Title Policy” will have the meaning set forth in Section 6.8.
“Top Vendor” will have the meaning set forth in Section 4.20.
“Total Rollover Units” will have the meaning set forth on Exhibit 1.1(f).
“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.
“Transaction Costs” means (a) any and all costs, fees and expenses incurred by, or on behalf of, any Group Company, or in connection with any of the Projects, relating to or in preparation for the transactions contemplated in this Agreement or any of the Ancillary Agreements (including the Restructuring), or any transaction or series of transactions similar to such transactions, including all costs, fees and expenses payable to attorneys (including Jones Day, Miller Thomson LLP and PricewaterhouseCoopers LLP), financial advisors, accountants, consultants or other advisors, and all obligations under any engagement letter or other agreement or understanding with any investment banker or broker (including CitiBank, N.A. and any of its Affiliates), (b) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, under any Contract or Benefit Plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations and (c) any and all Excess Expenses, in each case, excluding (i) Shared Expenses (including any costs, fees and expenses of the foregoing to the extent related to the REIT Status Opinion) and (ii) the R&W Policy Costs.
“Transaction Costs Schedule” means a written schedule setting forth (a) the name of each Closing Transaction Costs payee, (b) the amount due to such payee as set forth in the applicable invoice and (c) such payee’s bank account information as set forth in the applicable invoice, delivered to the Investors in accordance with Section 3.4(a).
“Transaction Restructuring” means the series of actions to be taken by existing and to-be formed entities that own or will own Equity Securities of Vantage and its affiliated entities identified as Vantage steps in Exhibit 2.1 (and for the avoidance of doubt excluding all other sections of such exhibit).
“Transfer Tax(es)” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.
“Vantage” will have the meaning set forth in the Preamble.
“Vantage Indemnified Parties” means the following Persons: (a) the Retained Owners; (b) at and after the Closing, the Retained Owners’ direct and indirect parents, Subsidiaries and Affiliates (other than the Group Companies); (c) prior to the Closing, the Group Companies; (d) the respective owners, stockholders, members, partners and Representatives of the Persons referred to in clauses (a), (b) and (c) above; and (e) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above.
“Vantage Property Tax Dispute” means the property tax appeals with respect to the Projects in Quebec, Canada and Montreal, Canada with the following file numbers SAI-Q-221045-1610, SAI-Q-221785-1611, SAI-Q-227103-1706, SAI-Q-227109-1706, SAI-Q-229901-1711, SAI-Q-246159-1912, SAI-M-276854-1807 and SAI-M-276856-1807.
“Vantage R&W Policy Portion” will have the meaning set forth in Section 7.4.
“Vantage Taxes” means Taxes of Aviator DC REIT and its Subsidiaries (including, for greater certainty, all Group Companies) for all taxable periods and portions thereof ending on or before the Closing Date. In the case of any taxable period that begins on or before and ends after the Closing Date, the amount of Taxes allocable to the portions of such period ending on the Closing Date shall be deemed to be: (a) in the case of real or personal property Taxes or similar Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in such period ending on and including the Closing Date and the denominator of which is the number of calendar days in such entire period; and (b) in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date. For greater certainty, any Losses as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes required to be paid by Vantage Data Centers Canada, Limited Partnership in connection with the Vantage Property Tax Dispute for all taxable periods and portions thereof ending on or before the Closing Date, except to the extent, in each case, that such Losses were specifically taken into account in computing the Closing Net Working Capital, shall constitute Vantage Taxes.
“VEBA” means a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9).
“YieldCo 1” will have the meaning set forth in Recital F.
“YieldCo 1 Partnership Agreement” will have the meaning set forth in Recital H.

“YieldCo 2” will have the meaning set forth in Recital C.
“YieldCo 2 Partnership Agreement” will have the meaning set forth in Recital H.
“YieldCo GP” will have the meaning set forth in Recital I.
“YieldCo GP Operating Agreement” will have the meaning set forth in Recital I.
“YieldCos” will have the meaning set forth in Recital I.
“YieldCos Securities” will have the meaning set forth in Recital J.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Transaction Steps; Order of Transactions. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the parties agree to cause the steps set forth on Exhibit 2.1 to be taken in the order set forth on Exhibit 2.1, which such transactions shall be contingent on the other transactions occurring (in an order consistent with the order set forth on Exhibit 2.1). The Parties acknowledge and agree that the specific numbers and percentages set forth on Exhibit 2.1 shall be subject to mutually agreed updates and completion prior to the Closing (in each case, in a manner consistent with updates made to Schedule 4.2(a)(ii) pursuant to Section 4.2(a)(ii), and after giving effect to the rollover in Section 2.4), and that the final capitalization of the YieldCos as set forth in Exhibit 2.1 will be completed in connection with the delivery of the Estimated Closing Statement pursuant to Section 3.4 (in each case, in a manner consistent with updates made to Schedule 4.2(a)(ii) pursuant to Section 4.2(a)(ii), and after giving effect to the rollover in Section 2.4).
Section 2.2    Closing Consideration. The aggregate consideration to be paid by the Investors pursuant to this Agreement will consist of the Final Closing Consideration, of which a portion will be satisfied by the issuance of securities as contemplated in Section 2.4 and Exhibit 2.1 and the balance of which shall be paid in cash. At the Closing, the Investors will (a) deliver to the accounts designated by Digital Bridge, for application in the manner specified in this Agreement, including Exhibit 2.1, an amount of cash equal to (i) the Estimated Closing Consideration, minus (ii) the Escrow Amount, minus (iii) the Rollover Value, and (b) deliver to the Escrow Agent, in the manner described herein, an amount of cash equal to the Escrow Amount, with such funds to be kept in a segregated account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement.
Section 2.3    Tax Reporting and Filings; Tax Treatment. The Parties agree to work in good faith prior to the Closing to allocate the portion of the Closing Consideration paid in respect of the YieldCos Securities to reflect the fair market value of the YieldCos Securities. The Parties agree such allocation will be used by the Parties and YieldCos for all relevant Tax reporting and return filings or other required notices to Governmental Authorities, except as required by applicable Law. Transfer Taxes in connection with the purchase and sale of the YieldCos Securities (excluding, for the avoidance of doubt, Transfer Taxes in connection with the Pre-Transaction Restructuring, which constitute and are treated as Restructuring Shared Expenses) will be borne fifty percent (50%) by Retained Owners (to be paid by Vantage on behalf of the Retained Owners) and fifty percent (50%) by the Investors, in each case based on the Allocated Real Property Value set forth on Exhibit 2.3, which may be modified upon mutual agreement of the Parties prior to the Closing.
Section 2.4    Caledon Matters. The Parties acknowledge and agree that (a) pursuant to Section 1.02(b) and Section 1.07 of Exhibit 2.1, as revised prior to the Closing, each of Caledon Vantage Aggregator LP (“Caledon Vantage Aggregator”) and Caledon Taurus Investments LP (“Caledon Taurus”) will transfer certain equity interests in Aviator DC REIT (the “Rolled Securities”) to CBRE Caledon Valhalla Aggregator LP (“Caledon Valhalla Aggregator”) in exchange for equity interests in Caledon Valhalla Aggregator, and Caledon Valhalla Aggregator will transfer the Rolled Securities to Investor 3 in exchange for equity interests in Investor 3, (b) each of CBRE Caledon Global Infrastructure Fund Holdings I, LP (“CGIF”) and Caledon Taurus is an equityholder of Caledon Valhalla Aggregator and Caledon Valhalla Aggregator is an equityholder of Investor 3, (c) each of CGIF, Caledon Taurus and Caledon Valhalla Aggregator are parties to an equity commitment letter delivered by or in respect of Investor 3 (the “Investor 3 ECL”), (d) notwithstanding anything to the contrary in this Agreement, Investor 3 will specify the number of Rolled Securities prior to the Closing Date, and (e) notwithstanding anything to the contrary in this Agreement or in the Investor 3 ECL, the transfers contemplated by clause (a) shall, to the extent made, satisfy such portion of the obligation of Investor 3 (and Caledon Valhalla Aggregator and its equityholders) pursuant to this Agreement and the Investor 3 ECL to fund amounts owed pursuant to this Agreement (including Buyout Cash as defined in Exhibit 2.1) and the Investor 3 ECL that corresponds to the value of the Rolled Securities actually transferred (and for the avoidance of doubt, this Agreement and the Investor 3 ECL shall remain in full force and effect to the extent not funded by the Rollover Securities), but solely for such purposes.  The Parties shall give effect to the foregoing in any agreement or document executed by the Parties pursuant hereto, including any agreements or documents required to effect the transactions contemplated by Exhibit 2.1.  For greater certainty, it is acknowledged that Caledon Aggregator and Caledon Taurus will remain liable for their obligations under this Agreement as if they only received cash as opposed to satisfying any obligations as a result of the transfer of Rolled Securities and Caledon Vantage Aggregator and Caledon Taurus agree to fulfill their obligations under this Agreement, including for purposes of funding the Escrow Amount, components of Closing Consideration and any indemnification obligations for which Retained Owners are liable as though the Rollover Securities had not been transferred in connection with this Agreement.
ARTICLE III
CLOSING
Section 3.1    Closing. Unless this Agreement shall have been terminated in accordance with Section 9.1, the Parties will consummate the transactions contemplated by this Agreement by electronic exchange of true, complete and accurate copies of executed original documents (the “Closing”), on the third Business Day after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived by the Party entitled to the benefit of the same, and will take place at 10:00 a.m. Eastern Standard Time, or such other place, date and time as the Parties will mutually agree in writing (such date of the Closing, the “Closing Date”). The Closing will be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date and will be deemed to have occurred in Wilmington, Delaware.
Section 3.2    Closing Deliveries by Vantage. At the Closing, Vantage will deliver, or cause to be delivered to the Investors, the following (in an order consistent with the order set forth in the Restructuring Agreement and Exhibit 2.1, as applicable):
(a)    appropriate documentation evidencing the issuance or transfer, as applicable, of the YieldCos Securities;
(b)    the Governance Agreements, each duly executed by each of the Persons party thereto other than the Investors;
(c)    the Escrow Agreement, duly executed by Vantage and the Escrow Agent;
(d)    validly executed non-foreign Person affidavits that complies with the requirements of Section 1445 of the Code, executed by each applicable Retained Owner;
(e)    any Transfer Tax forms required in connection with the transactions contemplated by this Agreement;
(f)    certificates evidencing the good standing of each of the Group Companies in its jurisdiction of organization and in each jurisdiction that such Group Company is qualified to conduct business as a foreign entity, as of a date no earlier than five (5) days prior to the Closing Date;
(g)    for each Project, the title insurance affidavits in the form attached hereto as Exhibit E (the “Title Affidavits”);
(h)    the REIT Status Opinion and certificates to be attached thereto;
(i)    for each Project, an ALTA owner’s title insurance policy issued to the applicable Project Entity by the Title Company, together with extended coverage and all reasonable endorsements (including non‑imputation endorsement), in the amount of the agreed upon Allocated Real Property Value for each Project (provided, that Vantage or the Group Companies shall not be required to provide any affidavits or indemnities other than those described in the Title Affidavits in connection with the issuance of any endorsements requested by the Investors);
(j)    evidence of binding of the D&O Policy, in accordance with the terms of this Agreement;
(k)    the Required Consent, substantially in the form of Exhibit 3.2(k), together with any changes required by the counterparty that are not materially adverse;
(l)    duly executed counterparts to each of the other Ancillary Agreements;
(m)    copies of any Acceptable Estoppel Certificates obtained by Vantage;

(n)    duly executed copies of the Restructuring Agreement and the Pre-Transaction Restructuring Documents, each such Pre-Transaction Restructuring Document in a form that (i) is consistent with the terms of the Restructuring Agreement and is adequate to effectuate the applicable transactions therein, (ii) will not prevent the completion of any transaction contemplated by the Restructuring Agreement, (iii) will not serve to transfer any assets or liabilities of the Group Companies out of the Group Companies (except as expressly contemplated by the Restructuring Agreement), and (iv) will not impose any Liability on any Group Company (or any Investor) except as expressly contemplated by the Restructuring Agreement, it being acknowledged, understood and agreed that Vantage Data Centers, LLC shall, in any event, be indemnified by DevCo for any such Liabilities pursuant to the terms of the Cross-Indemnification Agreement;
(o)    a duly executed Cross-Indemnification Agreement;
(p)    a duly executed counterpart to each of (i) the Intellectual Property License Agreement in the form attached hereto as Exhibit G(1) and (ii) the Trademark License Agreement in the form attached hereto as Exhibit G(2) (together, the “Intellectual Property License Agreements”);
(q)    a certificate signed by a duly authorized officer of Vantage, dated as of the Closing Date, stating that the conditions set forth in Sections 8.1(a), (b) and (e) have been satisfied;
(r)    a duly executed termination of the Amended and Restated Master Agreement, dated as of November 21, 2018, in the form attached as Exhibit H (the “Master Agreement Termination”); and
(s)    a joinder agreement in the form attached hereto as Exhibit I, executed by each of the Retained Owners (the “Joinders”);
(t)    such other agreements, certificates and documents as may be reasonably requested by the Investors.
Section 3.3    Closing Deliveries by the Investors. At the Closing, the Investors will deliver, or cause to be delivered, the following (in an order consistent with the order set forth on Exhibit 2.1):
(a)    the payments set forth in Section 2.2;
(b)    the Closing Transaction Costs and the Outstanding Shared Expenses by wire transfer of immediately available funds to the applicable recipients thereof as set forth on the Estimated Closing Statement;
(c)    the Governance Agreements, each duly executed by the applicable Investor;
(d)    the Escrow Agreement, duly executed by the Investors;
(e)    certificates evidencing the good standing of each Investor in its jurisdiction of organization, formation or incorporation, as applicable, as of a date no earlier than ten (10) days prior to the Closing Date;

(f)    duly executed counterparts to the Intellectual Property License Agreements;
(g)    duly executed counterparts by the applicable Investors to each of the other Ancillary Agreements;
(h)    a certificate signed by a duly authorized signatory of each Investor, dated as of the Closing Date, stating that the conditions set forth in Sections 8.2(a) and (b), have been satisfied; and
(i)    such other agreements, certificates and documents as may be reasonably requested by Vantage.
Section 3.4    Closing Consideration Adjustment.
(a)    Not less than two (2) Business Days prior to the anticipated Closing Date, Vantage will deliver to the Investors a statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of (A) Indebtedness as of the Calculation Time (the “Closing Indebtedness”), (B) Transaction Costs to the extent unpaid as of the Calculation Time (but calculated assuming that the Closing has occurred such that any Transaction Costs triggered by the Closing are included in Transaction Costs) (the “Closing Transaction Costs”) and Shared Expenses to the extent unpaid as of the Calculation Time (the “Outstanding Shared Expenses”), (C) the Cash as of the Calculation Time (the “Closing Cash”), (D) the Net Working Capital as of the Calculation Time, prepared in accordance with the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology set forth on Exhibit 1.1(c) (the “Closing Net Working Capital”) and (E) Vantage Taxes, and (ii) Vantage’s corresponding calculation of the Closing Consideration using (1) the estimates in Section 3.4(a)(i) and (2) the other components of Closing Consideration (the “Estimated Closing Consideration”). The Estimated Closing Statement will also attach each of (x) Transaction Costs Schedule and (y) the Shared Expenses Schedule. Notwithstanding the foregoing or anything to the contrary in this Agreement, if the amount of Indebtedness, Transaction Costs, Closing Cash or Outstanding Shared Expenses is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Indebtedness, Transaction Costs, Closing Cash or Outstanding Shared Expenses, as applicable, will be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the Estimated Closing Consideration. Notwithstanding anything to the contrary in this Agreement, Indebtedness with respect to the Securitization Facility, the WA12 Credit Facility (each term as defined in the applicable Governance Agreement) and any other Indebtedness that is not drawn, owed or payable will not be paid off at Closing but will constitute part of Closing Indebtedness for all purposes under this Agreement. For the avoidance of doubt, the Parties agree that (i) the Vantage R&W Policy Portion and 50% of the Reimbursable Shared Expenses are not estimated amounts, and, absent manifest error, will not be subject to adjustment pursuant to this Section 3.4, and (ii) the Specified BBNB Growth Capex and Leasing Costs will not be subject to adjustment pursuant to this Section 3.4 and will be adjusted in accordance with the applicable Governance Agreement. It is understood and agreed that Closing Cash shall be in the range of $65,000,000 to $75,000,000, and that Vantage shall cause the same.

(b)    Post-Closing Adjustment.
(i)    Within ninety (90) days after the Closing Date, the Retained Owners will prepare and deliver, or cause to be prepared and delivered, to the Investors a statement (the “Closing Statement”) setting forth the Retained Owners’ calculation of: (A) Closing Indebtedness; (B) Closing Transaction Costs and Outstanding Shared Expenses; (C) Closing Cash; (D) Closing Net Working Capital; (E) Vantage Taxes; and (F) the Closing Consideration based thereon and the other components of Closing Consideration.
(ii)    Within sixty (60) days following receipt by the Investors of the Closing Statement, the Investors will deliver written notice to the Retained Owners of any dispute the Investors have with respect to the preparation or content of the Closing Statement setting forth in reasonable detail the claims in dispute and the amounts proposed by the Investors for the disputed claims (an “Objections Notice”).
(iii)    The Investors and the Retained Owners will negotiate in good faith to resolve any dispute identified by the Retained Owners in an Objections Notice. Any items not specifically disputed by the Retained Owners in an Objections Notice will be deemed to be final, conclusive and binding on the Parties. If the Investors and the Retained Owners, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Investors’ receipt of the Objections Notice, then the Investors and the Retained Owners will jointly engage Deloitte, or if Deloitte is unable to provide services without conflict, an independent auditor reasonably acceptable to the Investors and the Retained Owners (the “Independent Auditor”) to resolve any items remaining in dispute. As promptly as practicable thereafter, the Investors and the Retained Owners will (A) each prepare and submit a presentation to the Independent Auditor setting forth their respective position on the remaining disputed items and (B) cause the Independent Auditor make a determination with respect thereto, which determination will not be outside the range defined by the respective amounts in the Closing Statement proposed by the Investors and the Retained Owners’ proposed adjustments thereto set forth in the Objections Notice. In making such determination, the Independent Auditor, acting as an expert and not an arbitrator, will rely solely upon the written presentations by the Investors and the Retained Owners (and not on any independent review), copies of which shall be delivered to the Investors and the Retained Owners. Each of the Investors and the Retained Owners will execute and deliver a customary engagement letter as may be requested by the Independent Auditor, and each of the Investors, on the one hand, and the Retained Owners, on the other hand, will bear that percentage of the fees and expenses of the Independent Auditor equal to the proportion (expressed as a percentage and determined by the Independent Auditor) of the dollar value of the disputed amounts determined in favor of the other Party by the Independent Auditor. The determination made by the Independent Auditor will be final, conclusive and binding on the Parties, and will not be subject to appeal or further review, absent manifest error.
(iv)    The Investors and the Retained Owners will calculate the Closing Consideration using (A) Closing Indebtedness, (B) Closing Transaction Costs and Outstanding Shared Expenses, (C) Closing Cash, (D) the Closing Net Working Capital and (E) Vantage Taxes as finally determined pursuant to Section 3.4(b)(i)-(iii) and the other components of Closing Consideration within five (5) Business Days of such determination (the “Determination Date”)

(the result of the calculation using such final calculations being the “Final Closing Consideration”) and will prepare a statement setting forth such calculations.
(A)    In the event the Final Closing Consideration is less than the Estimated Closing Consideration (such difference, the “Excess Amount”), and the Excess Amount is equal to or less than the Adjustment Escrow Funds, then, within five (5) Business Days after the Determination Date, the Investors and DevCo will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (1) pay to the Investors, from the Adjustment Escrow Funds to an account specified by the Investors, the Excess Amount and (2) pay to the accounts designated by Digital Bridge, from the then-remaining Adjustment Escrow Funds, the remaining portion of the Adjustment Escrow Funds, if any, after such payment is made to the Investors. In the event the Excess Amount is greater than the Adjustment Escrow Funds, then, within five (5) Business Days after the Determination Date, the Investors and DevCo will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Investors (1) the entire Adjustment Escrow Funds, and (2) at the Investors’ sole election, from the Indemnity Escrow Funds an amount equal to (A) the Excess Amount, minus (B) the Adjustment Escrow Funds, or, if such amount is greater than or equal to the Indemnity Escrow Funds, the entire Indemnity Escrow Funds. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Investors’ sole recourse for any Excess Amount will be the Adjustment Escrow Funds and, at the election of the Investors, the Indemnity Escrow Funds.
(B)    In the event the Final Closing Consideration is greater than the Estimated Closing Consideration, within five (5) Business Days after the Determination Date, (1) the Investors and DevCo will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the accounts designated by Digital Bridge the Adjustment Escrow Funds and (2) the Investors will directly pay, or cause to be paid, to the accounts designated by Digital Bridge, an amount equal to the amount by which Final Closing Consideration exceeds the Estimated Closing Consideration.
(C)    In the event the Final Closing Consideration is equal to the Estimated Closing Consideration, within five (5) Business Days after the Determination Date, the Investors and DevCo will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the accounts designated by Digital Bridge the Adjustment Escrow Funds.
(D)    All payments under this Section 3.4(b)(iv) will be made by wire transfer of immediately available funds.
(c)    Access. For purposes of complying with the terms set forth in this Section 3.4, the Investors and the Retained Owners will cooperate with and make available, or cause to be made available, to each other and their respective representatives all relevant information, records, data and working papers of the Group Companies, and will permit reasonable access to their respective facilities and personnel of the Group Companies during normal business hours, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder; provided, that (i) the provision of any information or access pursuant to this Section 3.4(c) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers, and (ii) nothing in this Section 3.4(c) will require any Party to disclose information that is subject to attorney-client privilege.
(d)    Earnout, Additional Payments and Capex. Following the Closing, the Retained Owners may be (i) entitled to receive Earnout Payments and Additional Payments (each term as defined in the applicable Governance Agreement) to the accounts designated by Digital Bridge therein and (ii) required to pay certain Development Capex and Leasing Costs (as defined in the applicable Governance Agreement), in each case on the terms and conditions set forth in the Governance Agreements. Any Earnout Payments and Additional Payments paid to the Retained Owners and any Development Capex and Leasing Costs paid by the Retained Owners in accordance with the Governance Agreements will be treated by the Parties and their respective Affiliates, to the extent permitted by applicable Law, as an adjustment to the Closing Consideration for Income Tax purposes.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE GROUP COMPANIES
Except as set forth in the Disclosure Schedules attached hereto, Vantage represents and warrants to the Investors as of the date hereof and as of the Closing Date (unless the representation or warranty speaks to an earlier date, in which case Vantage represents and warrants only as of such date):
Section 4.1    Power and Authority.
(a)    Vantage has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) party. Vantage has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each Ancillary Agreement, and no other corporate proceeding, approval or action by any Group Company is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each Ancillary Agreement to which Vantage is a party (i) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered at or prior to the Closing) duly executed and delivered by Vantage and (ii) is (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered at or prior to the Closing) a legal, valid and binding obligation of Vantage, enforceable against Vantage in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and by general principles of equity (whether applied in a Proceeding at law or in equity).
(b)    Each Group Company has, or, assuming the Investors satisfy the Investor Restructuring Obligations, following the Restructuring will have, all requisite power and authority necessary to (i) own, operate, lease and use its assets in the manner in which its assets are currently owned, operated, leased and used, (ii) conduct the business in the manner in which it is currently being conducted and (iii) perform its obligations under all Contracts to which it is a party or by which it is bound.

Section 4.2    Capitalization.
(a)    Schedule 4.2(a)(i) sets forth the names of each record and beneficial owner of the Equity Securities of each Group Company and, opposite the name of each such owner, the number, class and series of such Equity Securities owned by each such owner (except, in each case, the holders of preferred shares of the Group Company REITs) as of the date hereof. Schedule 4.2(a)(ii) sets forth the names of each record and beneficial owner of the Equity Securities of each Group Company and, opposite the name of each such owner, the direct and indirect percentages of the Equity Securities of each Group Company owned by each such owner (except, in each case, the holders of preferred shares of the Group Company REITs) after giving effect to the Restructuring and sale of Equity Securities to the Investors as contemplated by this Agreement, assuming that the Investors satisfy the Investor Restructuring Obligations and all information with respect to Investor identity and capital commitments provided by the Investors used in the preparation of the capitalization schedule attached to Schedule 4.2(a)(ii) (and included therein) is accurate and complete. The Investors acknowledge, understand and agree that Schedule 4.2(a)(ii) will be updated by Vantage prior to Closing (A) based on the Estimated Closing Consideration, (B) to reflect any changes to expenses incurred by Vantage and the Retained Owners, (C) to address modifications to the portion of equity being contributed to the Investors by the Carry Rollover Partners, and (D) for changes to the allocation among Investors; provided that any such update shall (w) change relevant dollar amount inputs but use the same formulas for computing equity ownership as are reflected in Schedule 4.2(a)(ii), (x) not increase the amount of capital required to be paid by any Investor hereunder, (y) allocate relative ownership of Equity Securities of the Group Companies among the Investors solely on the basis of their respective capital commitments, and (z) result in the Investors, the Carry Rollover Partners and Aviator Management (solely in respect of the Total Rollover Units) collectively owning, directly and indirectly, 80% of the outstanding Equity Securities of the Group Companies after giving effect to the Restructuring and sale of Equity Securities to the Investors as contemplated by this Agreement. Except as set forth on Schedule 4.2(a)(i), there are no Equity Securities of any Group Company that are issued or outstanding as of the date hereof or will be issued or outstanding as of the Closing (except, in each case, with respect to the preferred shares of the Group Company REITs). All Equity Securities of each Group Company are duly authorized, validly issued and are not subject to, issued or held in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law or the Organizational Documents of each Group Company.
(b)    Except as set forth on Schedule 4.2(b), (i) there are no voting trusts or other agreements or understandings to which any Group Company is a party with respect to the voting of the Equity Securities of any Group Company, (ii) there are no declared or unpaid dividends on any Equity Securities of any Group Company, (iii) there are no agreements or understandings to which any Group Company is a party providing preemptive rights or other similar rights in respect of any Equity Securities in any Group Company, (iv) there are no agreements or understandings to which any Group Company is a party creating any encumbrances on, or relating to the ownership or transfer of, any Equity Securities in any Group Company, (v) except as set forth in the Organizational Documents of the Group Companies, there are no agreements or understanding to which any Group Company is party which obligates any Group Company to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Securities in any Group Company and (vi) there are no existing rights under any agreement or understanding to which any Group Company is a party with respect to registration under the Securities Act of any Equity Securities in any Group Company.
Section 4.3    Required Filings and Consents; No Conflicts
(a)    Except as set forth on Schedule 4.3(a), no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to any Person or Governmental Authority is required in connection with (i) the authorization, execution, delivery or performance by any Group Company of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby (including, for greater certainty, assuming the Investors satisfy the Investor Restructuring Obligations, the Restructuring), or (ii) the continuing validity and effectiveness, immediately following the Closing, of any material Permit or Material Contract of any Group Company, except where the failure to obtain such consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification would not be adverse in any material respect to the business of, or the condition or operation of the assets of, any of the Project Entities.
(b)    Except as set forth on Schedule 4.3(b), the authorization, execution, delivery and compliance with, and performance by Vantage of the terms and provisions of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will not (with or without notice or lapse of time or both, directly or indirectly) conflict with or result in any violation or breach of, or constitute a default (or an Event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent, approval, exemption or waiver under) or notice to any Person under, or result in the creation of any encumbrance upon any Real Property underlying any Project or other properties or other assets of any Group Company under, or give rise to any obligation, Liability or to the loss of a right or benefit under, any provision of: (i) any of any Group Company’s Organizational Documents; (ii) any Contract to which any Group Company is a party; or (iii) any applicable Law or Order applicable to any Group Company or any of the material properties or assets of any Group Company.
Section 4.4    Formation and Existence of Group Companies. Each Group Company is, or, assuming the Investors satisfy the Investor Restructuring Obligations, following the Restructuring will be, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each Group Company is duly authorized, qualified or licensed to do business as a foreign limited liability company or limited partnership, as applicable, and in good standing (or its equivalent) in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not be material to such Group Company. Except for the Group Companies, Vantage has no Subsidiaries nor owns any equity or other ownership interests in any Person. Vantage has made available to the Investors true and correct copies of the certificate of incorporation, bylaws or other equivalent governing documents and/or Organizational Documents, including all amendments thereto, of each Group Company. At no time prior to the Closing has DBABa or DBABb held any assets (other than shares of Aviator DC REIT), been subject to any Liabilities or conducted any business operations of any type.

Section 4.5    Financial Statements; Accounting and Internal Controls.
(a)    Attached as Schedule 4.5(a) are copies of the following financial statements of the Group Companies (collectively, the “Financial Statements”):
(i)    the audited combined balance sheets of each of Vantage Data Centers Issuer, LLC and Vantage Data Centers Canada, Limited Partnership as of December 31, 2019 and the related audited statements of operations and cash flows for the year then ended (the “Combined Audited Statements”); and
(ii)    the unaudited combined balance sheet of the Project Entities and Vantage Data Centers Issuer, LLC as of September 30, 2019, and the related, unaudited statements of operations for the quarter ended September 30, 2019 (collectively, the “Interim Financial Statements”).
(b)    The Combined Audited Statements (including the notes thereto) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The Combined Audited Statements (i) present fairly in all material respects the assets, liabilities and financial condition of the Combined Audited Entities, on a combined basis, as of the respective date thereof and the results of operations of the Combined Audited Entities, on a combined basis, for the respective periods thereof and (ii) are consistent in all material respects with the books and records of the Combined Audited Entities, on a combined basis. The books and records of Vantage Data Centers Canada, Limited Partnership and Vantage Data Centers Issuer, LLC have been prepared in accordance with GAAP and the Interim Financial Statements have been properly extracted from the books and records of the Project Entities. To Vantage’s Knowledge and having regard for the purpose for which the Interim Financial Statements were prepared, the Interim Financial Statements present a reasonable view of the financial position and the results of operations of the Project Entities subject to the application of estimates and assumptions required to present the financial information on a stand-alone basis in accordance with the transactions contemplated by this Agreement and the Ancillary Agreements. Since March 24, 2017, there has been no material change in any accounting principles, policies, methods or practices, including any material change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Group Companies.
(c)    No Group Company has identified or been made aware of (i) any significant deficiency or material weakness in the internal accounting controls utilized by the Group Companies, (ii) any fraud, whether or not material, that involves the management of any Group Company or any other current or former employee, consultant or director of a Group Company or the manager under the applicable Management Agreement who has a role in the preparation of financial statements or the internal accounting controls utilized by a Group Company or (iii) any claim or allegation regarding any of the foregoing.
(d)    The notes receivable, accounts receivable and other receivables of any kind of the Combined Audited Companies reflected in the Combined Audited Statements and of the Project Entities (to the extent not reflected in the Combined Audited Statements) reflected in the Interim Financial Statements (collectively, the “Accounts Receivable”) and all of the Group Companies’ Accounts Receivable arising since December 31, 2019 were earned by performance of actual, bona fide transactions in the ordinary course of business of the Group Companies, and the services rendered with respect to such Accounts Receivable have been rendered to or on behalf of the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, and no further services are required to be rendered in order to complete the sales reflected by such Accounts Receivable. Other than pursuant to the Securitization Facility, no such Accounts Receivable have been assigned or pledged to any Person. To Vantage’s Knowledge, such Accounts Receivable are subject to no valid defense, offset or counterclaim. The allowance for doubtful accounts, if any, set forth in the Combined Audited Statements with respect to the Combined Audited Companies, and in the Interim Financial Statements with respect to the Project Entities (to the extent not reflected in the Combined Audited Statements) was determined in accordance with GAAP applied on a consistent basis. All accounts payable of the Group Companies arose in the ordinary course of business of the Group Companies and represent only actual, bona fide transactions. Since December 31, 2018, all current, assets and current liabilities have been managed by the Group Companies in the ordinary course of business (including the collection of Accounts Receivable and payment of accounts payable and other liabilities).
(e)    No Group Company has any Liabilities for Indebtedness other than as set forth in Schedule 4.5(e)(i) (which such Schedule includes, for each item of Indebtedness, the amount outstanding and the name of the applicable lender or creditor), and accurate and complete copies of all instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been made available to the Investors. Schedule 4.5(e)(ii) contains a list of all obligations under Contracts pursuant to which any present or former owners, stockholders, directors, managers, members, officers or employees of any Group Company have guaranteed any Indebtedness, leases or other Liabilities of any Group Company, and accurate and complete copies of all such guarantees have been made available to the Investors.
(f)    Immediately after giving effect to the transactions contemplated by this Agreement (including, assuming the Investors satisfy the Investor Restructuring Obligations, the Restructuring) and assuming that the Investors do not cause any of the Group Companies to incur any Indebtedness in connection with effecting such transactions, (i) no Group Company will be insolvent as defined in Section 101 of Title 11 of the United States Code, (ii) no Group Company will be left with insufficient capital, (iii) no Group Company will have incurred debts beyond their ability to pay such debts as they mature, and (iv) the capital of each Group Company will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement (including, assuming the Investors satisfy the Investor Restructuring Obligations, the Restructuring) with the intent to hinder, delay or defraud either present or future creditors of any Group Company or any of their respective Affiliates.
Section 4.6    Absence of Undisclosed Liabilities. No Group Company has any liabilities of any nature required to be disclosed or reserved against on the liabilities side of the balance sheet (including the notes thereto) prepared in accordance with GAAP, except (a) as and to the extent specifically accrued for or reserved against in the Combined Audited Statements, (b) which have arisen after December 31, 2019 in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) executory obligations under Contracts

(other than liabilities relating to any breach, or any fact or circumstances that, with notice, lapse or time or both, would result in a breach, thereof by any Project Entity), and (d) specifically set forth on Schedule 4.6.
Section 4.7    Absence of Changes or Events. Except as set forth on Schedule 4.7, since September 30, 2019 through the date hereof, (a) each Group Company has conducted its business only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have Material Adverse Effect, (c) no Group Company has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (d) no action has been taken that, if taken after the Effective Date, would constitute a breach of any of the covenants set forth in Section 6.1.
Section 4.8    Assets.
(a)    The Group Companies own, and immediately following the Closing will continue to own, good and marketable title to, or have a valid right to use all of the tangible and intangible assets, property and rights used or held in connection with their businesses, free and clear of any and all Liens, other than Permitted Liens and Permitted Encumbrances, including all of the material assets, properties and rights of the Projects and all of the assets reflected on the Financial Statements or acquired in the ordinary course of business since September 30, 2019 (except for those assets sold or otherwise disposed of since September 30, 2019 in the ordinary course of business). The tangible and intangible assets and property to which Group Companies have good and marketable title to, or a valid right to use, are all the assets and property that are necessary to enable the businesses of the Group Companies to be conducted immediately after the Closing in the same manner as the businesses of the Group Companies have been conducted since December 31, 2018.
(b)    All material items of tangible personal property owned, leased or used by any Group Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting assets of the Group Companies is located at any location other than the Group Companies’ Real Property.
Section 4.9    Proprietary Rights.
(a)    Schedule 4.9(a) contains a true, complete and accurate description and list as of the date hereof of all (i) patented or registered Intellectual Property owned by any Group Company, (ii) pending Patent applications and applications for other registrations of Intellectual Property owned by any Group Company and (iii) any unregistered Trademark or copyright that is owned by any Group Company and material to the conduct of any Group Company’s business as presently conducted or contemplated to be conducted (indicating for each Group Company that owns such Intellectual Property and for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if used) and date filed).
(b)    Schedule 4.9(b) contains a true, complete and accurate list as of the date hereof of all licenses or other Contracts under which any Intellectual Property is licensed to any Group Company (excluding generally commercially available, off the shelf Software programs licensed to such Group Company pursuant to a shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $25,000 (an “Immaterial Software License”)). Schedule 4.9(b) contains a true, complete and accurate list of all licenses or other Contracts under which any Intellectual Property is licensed by any Group Company to any Person other than a Group Company. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (i) cause any Group Company to be in violation of or default under, any Contract under which it has or grants the right to use or otherwise commercialize or exploit in any way any Intellectual Property, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such Contract, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Group Company’s use or exploitation of any Intellectual Property of any Person.
(c)    Each Group Company exclusively owns and possesses all rights and interests in and to, or has the right under a valid and enforceable license set forth on Schedule 4.9(c) (or under a valid and enforceable Immaterial Software License) in each case free and clear of any Liens other than Permitted Liens, all Intellectual Property used or necessary for use, commercialization or exploitation in the operation of the business of the Group Companies as presently conducted and as presently proposed to be conducted (collectively for all Group Companies, the “Projects Intellectual Property”). No loss or expiration of any of the Projects Intellectual Property is pending, or, to Vantage’s Knowledge, threatened, except for Patents expiring at the end of their statutory term. Each current or former Service Provider of any Group Company has executed a valid and enforceable written agreement assigning to such Group Company ownership of all rights in any Intellectual Property developed by such Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by such Group Company.
(d)    Except as set forth on Schedule 4.9(d), (i) there have been no claims made or threatened against any Group Company asserting the invalidity, misuse or unenforceability of any Projects Intellectual Property or challenging any Group Company’s ownership of Intellectual Property owned or purported to be owned by such Group Company or right to use, commercialize or exploit any other Projects Intellectual Property, in either case free and clear of Liens, and there is no basis for any such claim, (ii) no Group Company has received any notices of, and to Vantage’s Knowledge, there are no facts that would be reasonably likely to result in, any infringement, violation or misappropriation by a Group Company of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of each Group Company’s business as previously conducted has not infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted does not and will not infringe, misappropriate or violate, any Intellectual Property of any other Person, and (iv) to Vantage’s Knowledge, no Projects Intellectual Property has been infringed, misappropriated or violated by any other Person.
(e)    Except as set forth on Schedule 4.9(e), no Group Company uses or distributes any Software that is subject to an “open source”, “copyleft” or other similar type of license, including any license that is approved by the Open Source Initiative or that would or could require the disclosure of (or grant any person the right to receive) any source code or impose limitations on the right of such Group Company to require payment of license or other fees in connection with the distribution of such Software.

(f)    The computer systems, including the Software, hardware and networks (collectively, the “Systems”), currently used by the Group Companies are sufficient for the current needs of the business of the Group Companies, including as to Capacity. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused the substantial degradation in the performance of or disruption or interruption in or to the use of such Systems by any Group Company or the conduct of their businesses.
(g)    Each of the Group Companies is in material compliance with all applicable Laws, rules and regulations, its own published privacy policies, terms of use and other terms or policies, and any third party privacy policies, terms of use or other terms or policies binding on such Group Company with respect to data security, required notifications of breaches or suspected breaches of such security, the privacy of Service Provider, users, visitors and customers, or the collection, use, storage, distribution, handling, processing, transfer or disclosure (whether electronically or in any other medium) of any personally identifiable or private information (collectively, the “Privacy Requirements”). No claims are currently pending or, to Vantage’s Knowledge, are threatened against any Group Company by any Person alleging a violation of any Privacy Requirements. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by any Group Company of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (i) will comply with all applicable Privacy Requirements, (ii) will not impair any rights of, or impose any obligations or restrictions on, any Group Company with respect to any use, disclosure, commercialization or exploitation of, or otherwise relating to, any personally identifiable or private information or other data or (iii) will not give rise to any right on the part of any Person to impair any such rights or impose any such obligations or restrictions. No Group Company nor anyone acting on behalf of any Group Company, and no Software tool created or used by or on behalf of any Group Company, has used false log-on credentials with respect to any third-party website or other false representation or statement to obtain any personally identifiable or private information or other data. No Group Company has received a complaint or been the subject of any Proceeding or investigation regarding its collection, use or disclosure of personally identifiable or private information or other data or its privacy or data security policies, practices or activities. No Group Company has experienced any breach of security or unauthorized access by any third party to personally identifiable or private information or other data in such Group Company’s possession, custody or control. For purposes hereof, information in any Group Company’s possession, custody or control includes information stored for such Group Company by any Service Provider or vendor.
Section 4.10    Taxes. Except as identified on Schedule 4.10:
(a)    (i) All Tax Returns required to have been filed by, on behalf of or with respect to the income, assets or operations of, each Group Company have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns were true, complete and correct in all material respects, (iii) as of the date hereof, (x) all Taxes payable by, on behalf of or with respect to the income, assets or operations of, each Group Company have been fully and timely paid (whether or not shown on the face of any Tax Return), and (y) adequate reserves or accruals for Taxes of each Group Company have been established in accordance with such party’s standard accounting practices with respect to any period for which Tax Returns are not yet due and have not yet been filed, (iv) no Group Company has executed or filed with the IRS or any other Tax Authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation), and there is no such request from the IRS or other Tax Authority to extend the period of assessment or collection of Taxes (which request is still pending), and (v) no Group Company is the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).
(b)    No Group Company has received any written notice from any Tax Authority that it intends to conduct an audit relating to any Taxes of a Group Company or make any assessment for Taxes, whether in connection with the Closing or otherwise. No Group Company is a party to any litigation or pending litigation or administrative Proceeding relating to Taxes.
(c)    No Group Company has received any written claim from any Tax Authority that it is required to pay Taxes and/or file Tax Returns in any jurisdiction in which it does not currently file Tax Returns and pay Taxes.
(d)    Each Group Company has (i) timely withheld and paid (or is deemed to have withheld and paid) to the proper Governmental Authorities or Tax Authorities all Taxes required to have been withheld and paid and (ii) timely collected and remitted to the appropriate Governmental Authorities or Tax Authorities all sales and use Taxes.
(e)    There are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith) upon any of the assets of Group Company.
(f)    No Group Company or any other Person on behalf of a Group Company has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.
(g)    No Group Company has requested a private letter ruling from the IRS or comparable rulings from any other Tax Authority.
(h)    Vantage has made available to the Investors (i) correct and complete copies of all federal income and other Tax Returns of each Group Company and (ii) any audit report issued by any Tax Authority within the last five (5) years relating to Taxes due from or with respect to a Group Company, as applicable.
(i)    Other than the Group Company REITs and the entities identified on Schedule 4.10(i), each Group Company has been treated for U.S. federal Income Tax purposes as a disregarded entity or partnership since its formation.
(j)    No Group Company: (i) has agreed to make any adjustment pursuant to Section 481(a) of the Code; (ii) has any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to a Group Company; or (iii) has any application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method.

(k)    No Group Company is (or has ever been) a party to any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar Contract or arrangement that remains in effect or for which a Group Company could have liability after the Closing (other than Organizational Documents or routine commercial arrangements, the primary purpose of which does not relate to Taxes).
(l)    No Group Company (i) has been a member of an affiliated, unitary, combined or consolidated group or (ii) has any liability for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.
(m)    No Group Company has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(n)    No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code.
(o)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (ii) election under Section 108(i) of the Code, (iii) prepaid amount received on or prior to the Closing Date, (iv) change in a method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of state, local or foreign Tax law), (vi) installment sale or open transaction disposition made on or prior to the Closing Date, (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code, or (viii) Section 965 or Section 1400Z‑2 of the Code. No Group Company has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(p)    Aviator DC REIT has, for all taxable years commencing with its first taxable year as a REIT ending on December 31, 2017 through its taxable year ending December 31, 2019, been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.
(q)    Aviator REIT has, for all taxable years commencing with its first taxable year as a REIT ending on December 31, 2017 through its taxable year ending December 31, 2019, been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

(r)    Vantage Data Centers US REIT, LLC has, for all taxable years commencing with its first taxable year as a REIT ending on December 31, 2019 through its taxable year ending December 31, 2019, been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.
(s)    The current and proposed method of operation for Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT will enable each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT to continue to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2020, through the period ending immediately prior to the Closing (assuming, for the purpose of this clause (s), (A) as if the taxable year of each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT ended immediately prior to the Closing, (B) without regard to the Investors’ purchase of the YieldCos Securities at the Closing or any action or inaction taken by any Group Company, the Investors or any of their Affiliates after the Closing) and (C) without regard to distributions required to be made pursuant to Section 857(a) of the Code.
(t)    Each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT has not had and does not have any net income from a prohibited transaction (within the meaning of Section 857(b)(6) of the Code) or any net income from foreclosure property (within the meaning of Section 857(b)(4) of the Code) and has not been and will not be through and including the Closing Date liable for federal excise Tax imposed pursuant to Section 4981 of the Code for each of the taxable years of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT that ends on or before the Closing Date, assuming solely for purposes of this representation that the taxable year beginning in the calendar year that includes the Closing Date ends immediately prior to the Closing. Each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT has not engaged at any time in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” as described in Section 857(b)(7) of the Code. Each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT has not paid any “preferential dividends” within the meaning of Section 562(c) of the Code.
(u)    Each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT (i) does not hold any asset the disposition of which would be subject to, or rules similar to, Section 1374 of the Code, Treasury Regulations Section 1.337(d)-7 or any other temporary or final regulations under Section 337(d) of the Code, nor have they disposed of any such assets, (ii) has not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and (iii) has never owned any real property other than those set forth in Schedule B.
(v)    Each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT does not have earnings and profits attributable to any “non-REIT year” (within the meaning of Section 857(a)(2) of the Code)
(w)    Each of Vantage Data Centers US REIT, LLC, Aviator DC REIT and Aviator REIT does not own and has not owned, directly or indirectly (including through one or more partnerships, joint ventures or other pass-through entities), any debt securities (including any instrument treated as indebtedness for U.S. federal Income Tax purposes) or any stock or any other equity ownership interest in any corporation (including any entity classified as a corporation for U.S. federal Income

Tax purposes), other than equity interests treated as cash for purposes of Section 856 of the Code pursuant to IRS Revenue Ruling 2012-17, 2012-25 IRB 1018.
(x)    The terms and conditions made or imposed in respect of every transaction (or series of transactions) between each of the Canadian Vantage Entities and any Person that is (i) a non‑resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with such Canadian Vantage Entity for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA.
(y)    Each of the Canadian Vantage Entities has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA with respect to all material transactions between it and any non-resident of Canada with whom it was not dealing at arm’s length for purposes of the ITA.
Section 4.11    Compliance with Laws. Except as set forth on Schedule 4.11, each Project and each Group Company is in compliance with, and since March 24, 2017 has complied with, in all material respects, all applicable Laws. Since March 24, 2017, no Group Company has received written notice from any Governmental Authority of a violation by such Group Company of any applicable Law in connection with the conduct, ownership, use occupancy or operation of its business and assets, including, a violation of zoning, building, conservation, environmental, fire or health code, that has not heretofore been corrected. All material Permits required for each Group Company to conduct its business have been obtained by it and are valid and in full force and effect.
Section 4.12    Contracts. Schedule 4.12 contains a true, complete and accurate list (by reference to the applicable subsection hereof, other than in the case of subsections (n)-(p), which Contracts may be referenced in any subsection of Schedule 4.12), as of the date of this Agreement and, assuming the Investors satisfy the Investor Restructuring Obligations, following the Restructuring, other than the Leases or Insurance Policies, of the following types Contracts to which any Group Company is a party, by which any of such Group Company’s assets are bound or under which any Group Company receives a benefit:
(a)    (i) each Contract (other than a stand-alone purchase order) that requires a Group Company to pay, or entitles a Group Company to receive, or could result in obligations of a Group Company in the amount of, in the aggregate $100,000 or more in any twelve (12)-month period and (ii) each Contract that is a stand-alone purchase order that has outstanding obligations as of the Effective Date requiring a Group Company to pay, or entitling a Group Company to receive, or potentially resulting in obligations of a Group Company in the amount of, in the aggregate, $100,000 or more within the twelve (12)-month period following the Effective Date;
(b)    each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of material assets (including any Real Property), as to which a Group Company has continuing material obligations or material rights;
(c)    each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreement, or the sharing of profits, except to the extent such Contract is with a Related Party;

(d)    each Contract with respect to Indebtedness;
(e)    each Contract with any Governmental Authority (excluding utility contracts);
(f)    each Contract pursuant to which a Group Company leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person material to its business as currently conducted (excluding Immaterial Software Licenses);
(g)    each Management Agreement;
(h)    each Contract pursuant to which a Group Company leases, licenses or otherwise authorizes another Person to use distribute, sell, resell or incorporate any Projects Intellectual Property;
(i)    each Contract with a Related Party;
(j)    each Contract that is not terminable by a Group Company (or the applicable Affiliate thereof) with notice of ninety (90) days or less without penalty;
(k)    each Contract with any current or former Service Provider as well as each Contract with any firm or other organization that provides or provided commission or sales-based services to a Group Company under which such Group Company has any Liability or other obligation;
(l)    the name of all gas and electric utility service providers and rate schedules, Contracts or tariffs under which electric service is provided to the data centers of each Group Company;
(m)    each Contract providing for the purchase of electricity by a Group Company under any electric utility tariff;
(n)    each Contract that restricts any Group Company or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person;
(o)    each Contract that contains any fixed or indexed pricing, “most favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;
(p)    each Contract that grants any Person other than a Group Company any rights of first refusal, rights of first negotiation or similar rights; and
(q)    each Contract not made in the ordinary course of business consistent with past practice or that is otherwise material (each such Contract described in clauses (a)-(q), a “Material Contract”).
True, complete and accurate copies of each Material Contract (excluding stand-alone purchase orders to the extent they do not include legal terms and conditions), together with all modifications and amendments thereto, have been made available to the Investors (or, in the case of oral Material

Contracts, a written description of the material terms thereof). Each such Material Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms against the Group Company (or the Management Company) that is party thereto and, to Vantage’s knowledge, each other party to such Material Contract. To Vantage’s Knowledge, each such Material Contract is not subject to any claims, charges, set-offs or defenses. Except as set forth on Schedule 4.12, no Group Company (nor any Management Company) is in breach or default, nor has any Event occurred which with the giving of notice or the passage of time or both would constitute breach or default by any Group Company (or any Management Company) of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligations under, any such Material Contract and, to Vantage’s knowledge, no other party is in breach or default, and no Event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by any Group Company (or any Management Company) under, or in any manner release any party thereto from any obligation under, any such Material Contract. Since December 31, 2018, no Group Company (nor any Management Company) has received any written notice regarding any violation or breach of, or default under any such Material Contract. No Group Company (nor any Management Company) has been notified by any counterparty to any such Material Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Material Contract.
Section 4.13    Real Property.
(a)    No Group Company has received written notice of any threatened, and to Vantage’s Knowledge, there is no pending or contemplated, condemnation, eminent domain or similar Proceeding with respect to any Project.
(b)    Vantage has delivered to the Investors true and complete copies, in all material respects, of all existing surveys and existing title policies issued to any Project Entity. Except for Permitted Encumbrances, each applicable Project Entity has good, valid and marketable fee simple title to its Project (including all Real Property). The Projects constitute all of the Real Property used or occupied by the Group Companies that relates to or is used in the business of the Group Companies as currently conducted. Except for the Projects, no Group Company (i) owns any Real Property related to the business, or (ii) has agreed to acquire any Real Property or any interest in any Real Property.
(c)    (i) All the leases, subleases, ground leases, licenses, service agreements and any other real property agreements granting a right to use, occupy or access (including any modifications, amendments, guaranties or supplements of the foregoing, collectively, the “Leases”) with respect to the Projects or any portion thereof are set forth on Schedule 4.13(c) and are the only Leases in effect with respect to the Projects or any portion thereof; (ii) such Leases have not been assigned, modified, supplemented or amended in any respect, except as set forth on Schedule 4.13(c); and (iii) the copies of the Leases provided or otherwise made available to the Investors are true, correct and complete in all material respects. Except as set forth on Schedule 4.13(c), no Group Company has executed or entered into any other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Projects. No Group Company leases any Real Property, as a tenant, for the conduct of the business.
(d)    Except as set forth on Schedule 4.13(d), as of the date hereof, no Group Company has executed or entered into any Contract granting any other Person a right of first refusal or right of first offer with respect to any portion of the Projects. No Group Company has granted to any Person any option, right of first offer or right of first refusal, or other purchase right to purchase any Project or any portion thereof which, in each case, remains outstanding as of the Effective Date.
(e)    Attached hereto as Schedule 4.13(e) is a true and correct copy, in all material respects, of the rent rolls with respect to customers above 225 kW for the Projects as of the Effective Date (each, a “Rent Roll”). No Group Company has received any notice, nor does Vantage have any Knowledge, that any tenant under any Lease intends to terminate or adversely modify the amount, frequency or terms of such Lease. No Group Company has any outstanding material dispute with any tenant, and Vantage has no Knowledge of any material dissatisfaction on the part of any tenant.
(f)    (i) Each Lease is a valid binding obligation of a Project Entity, and, to Vantage’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, and no base rent has been paid by any tenant more than one month in advance; (ii) no Group Company has delivered written notice to any tenant under a Lease regarding such tenant’s default thereunder since March 24, 2017 which such default remains uncured; (iii) no Group Company has received written notice from any tenant since March 24, 2017 regarding an alleged landlord default under a Lease which such default remains uncured; and (iv) no Group Company and, to Vantage’s Knowledge, none of the other parties thereto, is in material breach of, or default or violation under, any Lease, and no Event has occurred that with notice or lapse of time, or both, would constitute such a material breach, default or violation. Each of the Projects is operated, installed and maintained by the applicable Project Entity (or their respective contractors) in a manner that is in compliance, in all material respects, with performance requirements set forth in Leases with tenants of any Project Entity.
(g)    There are no pending property insurance claims with respect to any Project or any portion thereof. No Group Company has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Project or any portion thereof: (i) requesting that any Group Company to perform any repairs, alterations, improvements or other work for such Project which such Group Company has not completed in full; or (ii) notifying any Group Company of any defects or inadequacies in such Project which would materially adversely affect the insurability of the Project or the premiums for the insurance thereof.
(h)    No Group Company has given or received any written default notice (excluding any default notices as to which the default referenced therein has been cured) under any declaration of covenants, conditions and restrictions, reciprocal easement agreements, party wall agreements or similar instruments (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of its Project. To Vantage’s Knowledge, (i) no Group Company is delinquent in any payments under any CCRs, and (ii) each Group Company is in material compliance with all covenants, obligations and restrictions thereunder.
(i)    No Group Company has sold, assigned, transferred, conveyed, licensed or encumbered in any way any zoning or development rights (including air rights) relating to any Project, and no Group Company has entered into any written agreement to accomplish the same.
(j)    Except as expressly set forth on Schedule 4.13(j), there are no leasing commissions due and payable by any Group Company, as landlord, under the current terms of the Leases, and there are no outstanding tenant alterations or improvements which are required to be performed by landlord under Leases or at such landlord’s expense pursuant to any Leases (“Outstanding Commissions and Leasing Costs”).
(k)    Except as set forth on Schedule 4.13(k), no Group Company has delivered, nor, to Vantage’s Knowledge, do there exist any deeds, deeds of trust, mortgages, or any other Contracts adversely affecting any Group Company’s title to the Projects that have not been recorded in the applicable land records and that will not be released at or prior to the Closing.
Section 4.14    Insurance. Vantage has made available to the Investors true, correct and complete list of all insurance policies in force on the date hereof to which any Group Company is a party or that are maintained by or provide coverage to or for the benefit of or with respect to any Group Company (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True, complete and accurate copies of all such Insurance Policies have been made available to the Investors. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is provided by a financially solvent carrier and has not been subject to any lapse in coverage. No written notice of cancellation, termination or non-renewal has been received with respect to any such Insurance Policy for any Group Company. There are no pending or outstanding claims with respect to or under any of the Insurance Policies. All premiums with respect thereto covering all current periods have been paid to the extent due, and the Group Companies have otherwise complied in all material respects with all of their obligations under each Insurance Policy. Since December 31, 2018, no Group Company has been refused any insurance by any insurance carrier with which any Group Company has carried insurance or any other insurance carrier to which any Group Company has applied for insurance. No Insurance Policy provides for any retrospective premium adjustment or other experience based Liability on the part of any Group Company.
Section 4.15    Employment Matters.
(a)    No Group Company has any current or former employees.
(b)    No Group Company has ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any Benefit Plans.
(c)    No Group Company has any liability with respect to Benefit Plans or employees or other Service Providers, other than the obligation to pay fees under Section 5.7 of the YieldCo GP Operating Agreement.

(d)    All Service Providers who are independent contractors have been properly classified as independent contractors for purposes of federal and provincial Laws and other applicable Laws.
(e)    No Group Company nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability with respect to a Benefit Plan which is or was (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Multiple Employer Welfare Arrangement, (iv) a Title IV Plan (including under Section 4204 of ERISA), or (v) a VEBA.
(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any event), in each case, to the extent resulting in Liability to a Group Company after the Closing: (i) result in an “excess parachute payment” (within the meaning of Section 280G of the Code or any corresponding provision of state, local or foreign Law) becoming due to any current or former Service Provider; (ii) increase any benefits otherwise payable to any current or former Service Provider in connection with such Service Provider’s performance of services for any Group Company; (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits; (iv) result in any Liability to the Investors or any Group Company under any Benefit Plan or agreement with any current or former Service Provider; or (v) require any notification or consultation with any union, works council, employee representative or other labor organization. No Group Company has any obligation to “gross up” or otherwise compensate any current or former Service Provider or other Person because of the imposition of any Tax on a payment to such Person.
(g)    No Group Company or any of the Management Companies is a party to or obligated with respect to any Collective Bargaining Agreement. No strike or union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time since March 24, 2017 or is pending or threatened against any Group Company or the Management Companies, or involving any of their Service Providers. To Vantage’s Knowledge, no labor union has requested or is seeking to represent any Service Provider. There is no pending or, to Vantage’s Knowledge, threatened labor dispute, strike or lockout involving any Group Company or the Management Companies. There is no pending, or to Vantage’s Knowledge, threatened unfair labor practice charge against any Group Company or the Management Companies before the National Labor Relations Board and, to the Knowledge of Vantage, no basis for any such charge exists.
(h)    Except as set forth on Schedule 4.15(h), the Group Companies have no Liability with respect to any current or former Service Provider, including the Management Companies. The Group Companies and the Management Companies have complied with all Laws relating to their current and former Service Providers including withholding of Taxes or other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from current and former Service Providers, if any, and there are no arrearages or delinquencies in the payment of wages, salaries, commissions, bonuses or other direct compensation, in each such case, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, in each case, that would result in any Liability to a Group Company.

(i)    No Group Company directly compensates any Service Provider or any other director, consultant or independent contractor and is not under any obligation under applicable Law to issue a Form 1099 (or any other statement regarding remuneration required under applicable Law) to any such Person.
Section 4.16    Brokers. Except as set forth on Schedule 4.16, no Person has acted directly or indirectly as a broker, finder or financial advisor for any Group Company in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on the agreement, arrangement or understanding made by or on behalf of any Group Company.
Section 4.17    Litigation. As of the date hereof, except as set forth on Schedule 4.17(a), there are no Proceedings pending or, to Vantage’s Knowledge, threatened against any Group Company or any of the current or former officers, directors or employees of any Group Company related to any of the Projects or its operations or current of former Service Providers, nor, to Vantage’s Knowledge, is there any reasonable basis for any such Proceeding. Except as set forth on Schedule 4.17(b), there are no Proceedings pending or threatened by any Group Company. For any Proceedings identified on Schedule 4.17(a) and Schedule 4.17(b) that remain pending as of the date hereof, (i) Vantage has provided or made available to the Investors true, complete and accurate copies of all pleadings, correspondence and other material documents relating to each such Proceeding, (ii) no such Proceeding could reasonably be expected to be material to a Group Company, and (iii) the Group Companies will have paid, before the Closing, all fees and expenses of counsel and other representatives of such Group Companies incurred on or before the Closing Date in connection with such Proceeding. Except as set forth on Schedule 4.17(c), there are no outstanding Orders against or affecting a Group Company or any of the Projects.
Section 4.18    Related Party Transactions. Except as set forth on Schedule 4.18, other than the Management Agreements and any direct or indirect ownership of Equity Securities in the Group Companies as set forth in Schedule 4.2(a), no Related Party (a) has any direct or indirect interest in any material asset used in or otherwise relating to any Project, (b) is indebted to any Group Company, (c) has entered into, or has had any material direct or indirect financial interest in, any material Contract, transaction or business dealing involving any Group Company, (d) is a manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any material interest in, any material vendor, supplier or customer of any Group Company, or (e) has any claim or right against any Group Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director). No Group Company shares any facilities or equipment with any Related Party (other than pursuant to services performed under the Management Agreements), and other than pursuant to the Management Agreements, no Group Company purchases or provides any material assets or services for any business conducted by a Related Party. Since March 24, 2017, there has not been, and there is not currently, pending, or, to Vantage’s Knowledge, threatened, any Proceeding against any current or former Related Party with respect to which a Group Company has an indemnification obligation.
Section 4.19    Bank Accounts. Schedule 4.19 contains a true, complete and accurate list of each bank or financial institution in which any Group Company has an account, safe box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.
Section 4.20    Vendors. Schedule 4.20 contains a true, complete and accurate list of (i) the twenty (20) largest suppliers to Group Companies, taken as a whole by the aggregate dollar value of purchase by the Group Companies (or any Management Company on a Group Company’s behalf), taken as a whole, during the twelve (12) month period ended December 31, 2019 (each a “Top Vendor”) and (ii) with respect to each Top Vendor such aggregate dollar value of purchases. Since December 31, 2019, no Top Vendor has terminated or adversely modified the amount, frequency or terms of the business such Top Vendor conducts with any Group Company (or any Management Company on a Group Company’s behalf). No Group Company (nor any Management Company) has received any written notice, nor does Vantage have any Knowledge, that any Top Vendor intends to terminate or adversely modify the amount, frequency or terms of the business such Top Vendor conducts with any Group Company (or any Management Company on a Group Company’s behalf) other than in the ordinary course of business. No Group Company (nor any Management Company) has any outstanding material dispute with a Top Vendor.
Section 4.21    Trade Name; Business Locations. No Group Company currently is known as or uses any fictitious or trade names.
Section 4.22    Project Infrastructure and Systems.
(a)    Schedule 4.22(a) sets forth (i) the existing Capacity built to each Project; (ii) the allocation and amount of Capacity reserved for each tenant, and (iii) the allocation and amount of any additional Capacity to be constructed for any specific tenant.
(b)    All of the Systems, networks and information technology infrastructure owned or used by any Group Company (including those made available to customers or tenants) (i) substantially conform to all documentation and written specifications for their use and operate in material compliance with all applicable contractual service level commitments set forth in any Lease or Contract to which it is a party; (ii) are operational, functional and operate and run in a manner consistent with industry standards; and (iii) to Vantage’s Knowledge, are free of material bugs, defects, errors, viruses and other containments.
(c)    All water, sewer, electric, generator, chiller, power distribution units, transfer switches, racks, computer air conditioner, gas, fuel, telephone and draining facilities that are material to the current operation of the Projects have been connected to the Projects, have been operated, maintained, repaired and replaced in the ordinary course of business, and, to Vantage’s Knowledge, do not have any material defects. No Group Company has received any written notice that any such service that is material to the operation of the Projects will be disconnected or reduced at any of the Projects.
(d)    Since March 24, 2017, except as set forth in Schedule 4.22(d), the Projects have not (i) experienced any material interruption in the transmission of power at any Project, (ii) experienced any material security breaches at any Project, or (iii) issued any credits to customers of any Project as the result of the violation of any service level agreements (excluding any goodwill credits) to the extent such credits exceed $25,000 per credit or $100,000 in the aggregate for any single event.
(e)    To Vantage’s Knowledge and except as disclosed in Schedule 4.22(e), no Person has gained unauthorized access to any Project, or to any data or information of any Group Company or its tenants or suppliers, in each case related to the business, within the control of any Group Company.
Section 4.23    Health, Safety and Environment.
(a)    Each Group Company is and has since March 24, 2017 been in material compliance with all Environmental and Safety Requirements.
(b)    Each Group Company has obtained, maintain and materially comply, and has since March 24, 2017 materially complied, with all Permits required under Environmental and Safety Requirements to operate its business, and no Proceeding is pending, or to Vantage’s Knowledge, threatened to revoke, modify, or terminate any Permit required under Environmental and Safety Requirements. Schedule 4.23(b) lists all Permits required under Environmental and Safety Requirements for each Group Company to operate its business.
(c)    Since March 24, 2017, with respect to the Group Companies, there has been no Release of Hazardous Materials at, under, about or migrating to or from, any of the Real Property of the Group Companies that would reasonably be expected to give rise to material Liabilities to Vantage under Environmental and Safety Requirements.
(d)    No Group Company has been subject to, nor has received any written notice of, any Proceeding related to the Release of Hazardous Materials or noncompliance with or Liabilities under Environmental and Safety Requirements that remains unresolved.
(e)    No Group Company has any contractual indemnity obligation to any third party with respect to Environmental and Safety Requirements.
(f)    Vantage has provided the Investors with true, complete and accurate copies of all material environmental assessment reports, health and safety audits, and reports of investigations with respect to any Group Company, or the Real Property in any Group Company’s possession or control.
Section 4.24    International Trade Laws. The Group Companies have, at all times as to which the applicable statute of limitations has not yet expired, conducted their transactions in accordance with all applicable International Trade Laws. Without limiting the foregoing:
(a)    the Group Companies have obtained, and are in compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)    there are no pending or, to Vantage’s Knowledge, threatened claims against any Group Company with respect to such Export Approvals;
(c)    to Vantage’s Knowledge, there are no actions, conditions or circumstances pertaining to the Group Companies’ import or export transactions that may give rise to any future claims;
(d)    to Vantage’s Knowledge, no Export Approvals with respect to the transactions contemplated hereby are required;
(e)    no Group Company, their Affiliates, their respective directors or officers, nor, to Vantage’s Knowledge, any employees or agents of the foregoing, is a Sanctions Target;
(f)    since March 24, 2017, no Group Company has received written notice to the effect that a Governmental Authority claimed or alleged that any Group Company was not in compliance with International Trade Laws; and
(g)    no Group Company or their Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or Sanctions from, any Governmental Authority regarding any past violations of International Trade Laws.
Section 4.25    Anticorruption; Improper Payments. No Group Company or, to Vantage’s Knowledge, any Person authorized to act on behalf of any Group Company, has, directly or indirectly, taken any act in furtherance of any offer, payment, promise to pay, authorization or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other things of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business that would cause any Group Company to be in violation of Improper Payment Laws. Without limiting the generality of the foregoing, (a) no Group Company has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), the Corruption of Foreign Public Officials Act or any related or similar Law and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of any Group Company relating to the same. No Group Company or any of its Affiliates or Persons acting on their behalf have received any written notice or communication from any Person that alleges, nor been involved in any Improper Payment Laws or other applicable Law, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. No Group Company and, to Vantage’s Knowledge, no officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent acting on behalf of any Group Company has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in any Group Company.
Section 4.26    Anti-Terrorism Law.
(a)    No Group Company has violated or is in violation of the economic Sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control or any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
(b)    No Group Company: (i) has been or is designated on, or is owned or Controlled by any party that has been or is designated on, any Government List; or (ii) has acted or is acting, directly or indirectly, for or on behalf of parties designated on, or that are owned or Controlled by any parties designated on, any Government List.
(c)    No Group Company, or any Person Controlling or Controlled by a Group Company, is organized, located, or resides in a country or territory subject to a comprehensive U.S. embargo or substantial restrictions on trade, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws or anti-bribery laws and regulations, including the Foreign Corrupt Practices Act (including funds being derived from any Person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
Section 4.27    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Vantage nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Vantage or any Group Company, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Group Companies furnished or made available to the Investors and their Representatives or as to the future revenue, profitability or success of the Group Companies, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Each Investor hereby represents and warrants to Vantage as of the date hereof and as of the Closing as follows:
Section 5.1    Formation and Existence. Such Investor is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware.
Section 5.2    Power and Authority. Such Investor has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party. Such Investor has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement, and no other corporate proceeding, approval or action by such Investor is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each Ancillary Agreement to which such Investor is a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered at or prior to the Closing) duly executed and delivered by such Investor and (b) is (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered at or prior to the Closing) a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and by general principles of equity (whether applied in a Proceeding at law or in equity).
Section 5.3    No Consents. No consent, waiver, license, approval, Order, Permit or authorization of, or registration, filing or declaration with, any Person, court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any third party, is required to be obtained or made in connection with the authorization, execution, delivery and performance of this Agreement or any Ancillary Agreement by such Investor or any of the transactions required or contemplated to be performed by it hereby, except for applicable requirements of obtaining the Competition Act Approval.
Section 5.4    No Conflicts. The authorization, execution, delivery and compliance with, and performance by such Investor of the terms and provisions of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party will not (with or without notice or lapse of time or both, directly or indirectly) conflict with or result in any violation or breach of, or constitute a default (or an Event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent, approval, exemption or waiver under) or notice to any Person under, or result in the creation of any encumbrance upon any Real Property or other properties or other assets of such Investor under, or give rise to any obligation, Liability or to the loss of a right or benefit under, any provision of: (i) any of such Investor’s Organizational Documents; (ii) any Contract to which such Investor is a party; or (iii) any applicable Law or Order applicable to such Investor or any of the material properties or assets of such Investor.
Section 5.5    Litigation. There is no Proceeding pending or, to such Investor’s Knowledge, threatened against such Investor to which such Investor is a party, in each case that will affect such Investor’s ability to consummate the transactions contemplated herein, nor to such Investor’s Knowledge, is there any reasonable basis for any such Proceeding. Such Investor is not subject to any Order that will affect such Investor’s ability to consummate the transactions contemplated herein.
Section 5.6    Anti-Terrorism Law.
(a)    Such Investor is not, nor to such Investor’s Knowledge, any of its Affiliates are, in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(b)    Such Investor is not, nor to such Investor’s Knowledge, any of its Affiliates are, acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on the Annex to the applicable executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(c)    Such Investor is not, nor any Person Controlling or Controlled by such Investor, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws or anti-bribery laws and regulations (including funds being derived from any Person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
Section 5.7    Independent Investigation. Such Investor has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Group Companies, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records and other documents and data of the Group Companies for such purpose. Such Investor acknowledges that (a) none of Vantage, the Group Companies nor any other Person on behalf of Vantage or the Group Companies has made any representation or warranty, expressed or implied, as to the Group Companies, or the accuracy or completeness of any information regarding the Group Companies furnished or made available to such Investor and its Representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in Article IV of this Agreement, (b) such Investor has not relied on any representation or warranty from Vantage, the Group Companies or any other Person on behalf of Vantage or the Group Companies in determining to enter into this Agreement, except as expressly set forth in Article IV of this Agreement, and (c) none of Vantage, the Group Companies or any other Person acting on behalf of Vantage or the Group Companies will have any liability to such Investor or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Group Companies or the future business, operations or affairs of the Group Companies, except as expressly set forth in Article IV of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 5.7 will in any way limit any of the representations or warranties of Vantage or any Group Company set forth in Article IV of this Agreement; provided, however, the provisions of this Section 5.7 shall not, and shall not be deemed or construed to, waive, limit or release any claims relating to any fraud.
Section 5.8    Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for such Investor or any of its Affiliates in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on the agreement, arrangement or understanding made by or on behalf of such Investor.
Section 5.9    Sufficiency of Funds.
(a)    Such Investor has delivered to Vantage a true, accurate and complete copy of an executed commitment letter, dated as of the date hereof (each such letter from each Investor, an “Equity Commitment Letter”), pursuant to which the limited partnership that owns all of the Equity Securities (other than Equity Securities to be issued to Valhalla Management Holdings, LLC at the Closing) of such Investor (each such limited partnership, a “Parent”) has, or in the case of Investor

3 other Persons have, committed to provide to such Investor equity financing in the amount set forth therein, subject solely to the terms and conditions set forth therein (the “Equity Financing”). The only condition precedent to the obligations of the parties under such Investor’s Equity Commitment Letter(s) is the satisfaction or the waiver of the conditions expressly set forth therein. As of the date hereof, each such Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded, terminated or otherwise amended or modified in any respect (except for any increase in the amount of funds available thereunder) and no such amendment or modification is contemplated except as permitted by either this Agreement or such Equity Commitment Letter(s).
(b)    As of the date hereof, each of such Investor’s Equity Commitment Letter(s) is a legal, valid and binding obligation of such Investor and its Parent. Each of such Investor’s Equity Commitment Letter(s) expressly provides that Vantage is an intended third party beneficiary thereof for the specific purposes set forth therein. There are no other agreements, side letters or arrangements relating to such Equity Commitment Letter(s) that would reasonably be expected to affect the availability, the amount or conditionality of the Equity Financing contemplated by each such Equity Commitment Letter or would reasonably be expected to delay the Closing.
(c)    As of the date hereof, neither such Investor nor its Parent (or other Persons providing Equity Commitment Letters in the case of Investor 3) is in breach of or default under such Investor’s Equity Commitment Letter(s), and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of such Investor or its Parent (or such other Persons), to such Investor’s Knowledge, any other party to such Equity Commitment Letter(s) under any term or condition of such Equity Commitment Letter(s) or a failure of any condition to the Equity Financing contemplated by such Equity Commitment Letter(s) or otherwise result in any portion of such Equity Financing being unavailable on the Closing Date. The proceeds from the Equity Financing contemplated by such Equity Commitment Letter(s) (together with an amount equal to the Equity Financing to be provided by each other Investor) shall be sufficient to pay all amounts required to be paid by the Investors at the Closing pursuant to Section 2.2 and Section 3.3 of this Agreement, and to pay all of its fees and expenses in connection with the transactions contemplated hereby. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 on the Closing Date, as of the date hereof, such Investor has no reason to believe that the conditions to the Equity Financing contemplated by such Investor’s Equity Commitment Letter(s) will not be satisfied or that the full amount of such Equity Financing contemplated by such Equity Commitment Letter(s) will not be available as of the Closing. Except as set forth in such Investor’s Equity Commitment Letter(s), in no event will the receipt by, or availability of any funds or financing to, such Investor or any of its Affiliates or any other financing be a condition to such Investor’s obligation to consummate the transactions contemplated by this Agreement.
(d)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.9 shall require such Investor or any other Person to seek equity financing from any source other than those counterparties to, in any amount in excess of, or on terms and conditions different from, such Investor’s Equity Commitment Letter(s); provided, that in no event will the foregoing relieve such Investor or its Parent of its obligation to fund per the terms of such Investor’s Equity Commitment Letter(s).

(e)    Exhibit 5.9(e) contains a true, correct and complete list of each Person that has committed funds to such Investor’s Parent as of the date hereof and the amount committed by such Person (or providing an Equity Commitment Letter in the case of Investor 3).
Section 5.10    Ownership and Commitments. Assuming the Pre-Transaction Restructuring is effected as expressly contemplated in the Restructuring Agreement and the Transaction Restructuring is effectuated as contemplated in Exhibit 2.1 and the accuracy of Vantage’s representations and warranties in Section 4.2(a), such Investor’s direct and indirect equity ownership is such that such Investor’s indirect acquisition of (i) Equity Securities in Aviator DC REIT and Equity Securities in certain of Aviator DC REIT’s Subsidiaries will not cause any Group Company REIT to fail to satisfy the “closely held” requirement of Section 856(a)(6) of the Code immediately following the Closing, (ii) Equity Securities in Aviator DC REIT will not cause Aviator DC REIT to not be “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code, and (iii) Equity Securities in Aviator DC REIT and Equity Securities in certain of Aviator DC REIT’s Subsidiaries will not cause any income of any Group Company REIT to fail to qualify as “rents from real property” for purposes of Section 856(d) of the Code.
ARTICLE VI
PRE-CLOSING COVENANTS
Section 6.1    Conduct of Business Prior to the Closing.
(a)    During the period from the date of this Agreement until the earlier of (i) the Closing, or (ii) the date of this Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), except (A) as set forth on Exhibit 6.1(a), (B) as required by applicable Law, (C) as required by this Agreement (including the Restructuring), (D) as required to maintain the REIT status of each Group Company REIT or (E) otherwise consented to in writing by the Investors (which consent will not be unreasonably withheld, conditioned or delayed), Vantage will, and Vantage will cause each Group Company and the Management Companies to, operate their businesses only in the ordinary course of business consistent with past practice of the Group Companies and, to the extent consistent with the foregoing, use commercially reasonable efforts to (1) preserve substantially intact the business organization and assets, (2) preserve in all material respects the current relationships of Vantage and the Group Companies with tenants of the Projects and (3) keep and maintain their respective assets and properties in good repair and normal operating condition, ordinary wear and tear excepted.
(b)    Without limiting the generality of the foregoing, except (i) as set forth on Exhibit 6.1(b), (ii) as required by applicable Law, (iii) as contemplated by this Agreement (including the Restructuring) or the Ancillary Agreements, or (iv) otherwise consented to in writing by the Investors (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Vantage will not, and Vantage will not permit any of the other Group Companies to:
(i)    amend or otherwise change the certificate of incorporation or bylaws or equivalent Organizational Documents of Vantage or any Group Company or alter through merger,

liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Vantage or any Group Company, or create or form any Subsidiary;
(ii)    issue, grant, sell, transfer, pledge, promise, dispose of or encumber, or alter or modify the rights or obligations of its Equity Securities or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire its capital stock, membership interests or partnership interests or any other ownership interests or equity-based rights of Vantage or any Group Company;
(iii)    redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Securities of Vantage or any Group Company;
(iv)    declare, set aside or pay any dividend or other distribution in respect of any of their Equity Securities other than in the ordinary course of business consistent with past practice other than (A) distributions required for each Group Company REIT to maintain its status as a REIT under the Code or to avoid the incurrence of any income or excise Taxes and (B) distributions on preferred shares or units by any Group Company REIT;
(v)    effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of Vantage or any Group Company;
(vi)    sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, assume or cause to be subjected to any Lien (other than Permitted Liens) on, any of the assets, rights or properties of any Group Company (including any accounts receivable), except in the ordinary course of business consistent with past practice;
(vii)    (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any Person, joint venture or any business organization or division thereof, (B) acquire any properties or rights or assets (other than acquisitions of immaterial assets in the ordinary course of business consistent with past practice), or (C) acquire any Equity Securities of any Person;
(viii)    (A) incur, forgive, guarantee or modify any Indebtedness, (B) enter into any off-balance sheet financing arrangement, or (C) make any loans or advances.
(ix)    except as required by GAAP, change any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);
(x)    approve or make any capital expenditure, exceeding $2,500,000 outside the ordinary course of business and not contemplated in the applicable Approved Business Plan (as defined in, and attached as Schedule 1 to, the YieldCo GP Operating Agreement), other than a Nondiscretionary Expense or Emergency Expenditure (as such terms are defined in the applicable Governance Agreement);

(xi)    (A) enter into any Contract that if entered into prior to the date hereof would be a Contract required to be listed on Schedule 4.12 or (B) modify, amend, extend or supplement in any material respect, transfer or terminate or fail to use commercially reasonable efforts to renew any Contract required to be listed (or that if entered into prior to the date hereof would be Contract required to be listed) on Schedule 4.12 or waive, release or assign any rights or claims thereto or thereunder, in each case other than a Contract that Vantage is permitted to enter into to effect any of the actions that Vantage is explicitly permitted to take without consent pursuant to a specific sub-clause of this Section 6.1(b);
(xii)    (A) make or change any Tax election or change any method of Tax accounting, (B) settle or compromise any federal, state, local or foreign Tax liability, (C) file any amended Tax Return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations, (F) surrender any right to claim a Tax refund, or (G) fail to prepare and file all material Tax Returns or extensions required to be filed, except in each case if necessary to (x) preserve the status of any Group Company REIT as a REIT or (y) qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary or taxable REIT subsidiary under the applicable provisions of the Code;
(xiii)    pay, discharge, satisfy, settle or otherwise compromise any Proceeding or waive, assign or release any material rights or claims, other than settlements that do not result in any Liability for any Group Company;
(xiv)    commence a lawsuit other than (A) (1) in the ordinary course of business consistent with past practice and (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided, that it consults with the Investors prior to the filing of such a lawsuit, or (B) for a breach of this Agreement or any Ancillary Agreement;
(xv)    engage in, enter into or modify or amend any Contract or other arrangement with, directly or indirectly, any Related Party;
(xvi)    terminate, amend or fail to renew or preserve any material Permit;
(xvii)    terminate, amend, fail to renew or preserve, or permit to lapse or enter the public domain, any material Intellectual Property, except for amendments to registered or applied for Intellectual Property completed in the ordinary course of business consistent with past practice;
(xviii)    permit the lapse of any existing insurance policy relating to the business or assets of Vantage or any Group Company (other than to the extent such existing insurance policy is replaced with a policy on substantially similar terms, in the aggregate);
(xix)    make any material changes in Vantage’s or any Group Company’s practices and policies relating to purchasing, inventory management, marketing, selling or pricing other than in the ordinary course of business consistent with past practice;
(xx)    hire any person who would become a Service Provider; grant any benefits or compensation to any current or former Service Provider or any person who would become a

Service Provider; incur any Liability with respect to any current or former Service Provider; or establish, adopt, enter into, or amend any Benefit Plan or Collective Bargaining Agreement;
(xxi)    commence any Proceeding for any voluntary liquidation, dissolution, or winding up of Vantage or any Group Company, including initiating any bankruptcy Proceedings on their behalf;
(xxii)    enter into any new lease, license or service level agreement that provides for annual rent payments exceeding $10,000,000; provided, that, lease renewals or extensions on market terms shall not require the Investors’ approval;
(xxiii)    take or omit to take any action (or permit any Affiliate, officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent of Vantage or any Group Company to take or omit to take any action) that would, or would reasonably be expected to, result in a failure to satisfy any of the conditions set forth in Article VIII;
(xxiv)    (A) take or fail to take any action, which action or failure to act would reasonably be expected to cause any Group Company REIT to fail to be treated as a REIT under the Code or (B) make any distribution that is a “preferential dividend” within the meaning of Section 562(c) of the Code; or
(xxv)    authorize any of the foregoing, enter into an agreement to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.
Notwithstanding anything to the contrary set forth in this Agreement, Vantage and the Group Companies will be permitted to take all actions (i) explicitly set forth in the Restructuring Agreement in order to effect the Pre-Transaction Restructuring prior to the Closing, subject to Section 6.7, to effect the Transaction Restructuring as set forth in Exhibit 2.1 and (ii) reasonably necessary to ensure that each Group Company REIT will be taxable as a REIT for the taxable year of such entity that includes the Closing Date and will take any action which is consistent with such REIT qualification for such taxable year or any prior taxable year.
Section 6.2    Access. During the Pre-Closing Period:
(a)    Except to the extent prohibited by applicable Law, Vantage shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each Group Company and each Management Company and their respective Service Providers, attorneys, accountants and other agents (in the case of accounting, legal and other Representatives, at the Investors’ sole cost) to, provide, to the Investors and their accounting, legal and other representatives, as well as their respective officers, employees, affiliates and other agents, reasonable access at all reasonable times and during normal business hours, upon reasonable notice (in each case, arranged through Sureel Choksi, Sharif Metwalli or Dave Renner), to Vantage’s, each Group Company’s and each of their Subsidiaries’ facilities and personnel at the Investors’ reasonable request; provided, that (i) none of Vantage or any of the Group Companies or Management Companies will be required to take any action which would constitute a waiver of the attorney-client privilege, (ii) Vantage need not supply the Investors with any information which, in the reasonable judgment of Vantage, upon advice of counsel, Vantage, any Group Company or any Management Company is under a contractual or legal obligation not to supply, and (iii) in no event shall the Investors be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material. Upon the Investors’ request, subject to Vantage’s consent (which may be withheld in its sole discretion), each Investor and its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents shall be provided with reasonable access to Vantage’s and each Group Companies’ customers, lessees, suppliers and distributors, provided, that Vantage shall be entitled to participate in any discussions. Vantage shall report to the Investors, as and when reasonably requested, concerning the status of the operations, finances and affairs of the Group Companies and deliver to the Investors any internally prepared and readily available financial statements since the date of the Combined Audited Statements.
(b)    Information provided to the Investors or their respective officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents under this Section 6.2 will, to the extent applicable, be subject to the terms of the confidentiality agreement dated October 31, 2019, between an Affiliate of Investor 1(a) and Vantage (the “Confidentiality Agreement”), which will continue in full force and effect until the Closing, at which time the Confidentiality Agreement will be terminated in all respects; provided, however, than any of the rights and obligations in the Confidentiality Agreement with respect to confidential documents or information relating to the DevCo Assets, will continue to apply for so long as such information is retained by the recipient thereof and in accordance with the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.
Section 6.3    Notification of Certain Matters.
(a)    Vantage shall give prompt written notice to the Investors of (i) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have (A) a Material Adverse Effect, or (B) a material adverse effect on Vantage’s ability to consummate the transactions contemplated by this Agreement, (ii) any failure of any Group Company or any other Affiliate of Vantage to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to the Investors’ obligations hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (iv) any Proceeding pending or, to Vantage’s Knowledge, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    Notwithstanding anything to the contrary contained herein, no notice delivered pursuant to Section 6.3(a), nor any other information any Investor may otherwise obtain from any Group Company or other Person, shall be deemed to cure any breach of any representation, warranty, covenant or agreement of Vantage or any other Group Company or any of its Affiliates contained in this Agreement or any Ancillary Agreement or have any effect for any purpose under this Agreement or any Ancillary Agreement, including determining the compliance by Vantage or any other Group Company with any covenant set forth herein, the satisfaction of the conditions set forth in Section 8.1, any right of the Investors to terminate this Agreement under Section 9.1 or any Investor Indemnified Party’s rights to indemnification pursuant to Section 10.2.

Section 6.4    Exclusivity. During the Pre-Closing Period, Vantage will not (and will cause the other Group Companies, and their respective Affiliates, officers, directors, managers, employees, attorneys, accountants, financial advisors, and other agents not to), directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing any information related to the Group Companies or Vantage), or knowingly induce or knowingly take any other action which could reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or could reasonably be likely to lead to, an Acquisition Proposal; (b) other than informing Persons of the provisions contained in this Section 6.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowing induce any effort or attempt to make or implement an Acquisition Proposal; (c) approve, endorse, recommend or enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring Vantage or the Group Companies to abandon or terminate its or their obligations under this Agreement; or (d) agree, resolve or commit to do any of the foregoing. Vantage and the Group Companies agree to notify the Investors within two (2) Business Days if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal and provide the Investors with the identity of such Person. Vantage and its Affiliates will immediately cease and cause to be terminated any existing discussions with any Person (other than the Investors) concerning any proposal relating to an Acquisition Proposal; provided, that, the foregoing will not prohibit Vantage or any other Group Company from continuing or participating in any discussion related to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements with (i) solely to the extent reasonably necessary, existing direct or indirect holders of Equity Securities of the Group Companies and their Representatives or (ii) co-investors identified in writing as such by the Investors. Notwithstanding the foregoing, nothing in this Section 6.4 will prevent the Group Companies from taking any action required to complete the Restructuring.
Section 6.5    Efforts to Close; Consents and Filings.
(a)    Each Party will, and Vantage will cause the Group Companies to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly, and in any event within three (3) Business Days after the Effective Date, make any appropriate filing that may be required under any applicable Antitrust Laws.
(b)    Notwithstanding Section 6.5(a), the Investors shall promptly, and in any event within five (5) Business Days after the Effective Date, with the assistance of and in consultation with the Vantage, file a submission with the Commissioner requesting an advance ruling certificate under section 102 of the Competition Act and, in lieu thereof, a no-action letter, in connection with the transactions contemplated by this Agreement. If requested by the other, the Investors and Vantage shall each file with the Commissioner, within five (5) Business Days following receipt of such request by Vantage, the notice and information required under section 114(1) of the Competition Act.
(c)    Prior to the Closing, Vantage will, or will cause the Group Companies to, use commercially reasonable efforts to obtain (i) the Required Consent and (ii) an Acceptable Estoppel Certificate from the tenants listed on Exhibit 6.5(c)(ii) with respect to the respective premises set forth on Exhibit 6.5(c)(ii). Vantage will, or will cause the Group Companies to, promptly deliver to the Investors copies of any Estoppel Certificate if such Estoppel Certificate is received from a tenant. In the event that an Estoppel Certificate is not obtained prior to the Closing, Vantage and the Retained Owners will continue to use commercially reasonable efforts to obtain such Estoppel Certificate until the one year anniversary of the Closing.
(d)    Unless prohibited by applicable Law or by the applicable Governmental Authority, the Investors and Vantage will, and Vantage will cause each Group Company, (i) use commercially reasonable efforts, including by cooperating with and providing information and assistance to the other Party, to obtain the Competition Act Approval as soon as practicable and, in any event, no later than the Closing Date, (ii) permit the other Party an advance opportunity to review and comment upon any proposed written communications to a Governmental Authority, consider in good faith the comments of the other Party, and provide the other Party with final copies thereof, (iii) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation with any Governmental Authority in respect of this Agreement and the Ancillary Agreements without the other Party, (iv) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, and (v) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised in writing with respect thereto.
(e)    Notwithstanding anything herein to the contrary, the Investors will not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of any Investor, any Group Company or any of their respective Affiliates, (ii) prohibit any Investor’s operation of the Group Companies or any of their assets or businesses or any of any Investor’s or its Affiliate’s other assets or businesses, or (iii) materially limit any Investor’s ability to acquire or hold, or exercise material rights of ownership with respect to, the YieldCos Securities.
(f)    Where a Party is required to provide information to the other Party that the disclosing Party deems to be competitively sensitive, the disclosing Party may restrict the provision of such competitively sensitive information only to the external legal counsel of the other Party, provided that the disclosing Party also provides a redacted version of any such information to the other Party.
(g)    The Investors and Vantage shall split the costs of the filing fee incurred with respect to the Competition Act Approval and any other filing that may be required under any applicable Antitrust Laws equally.

(h)    Notwithstanding anything herein to the contrary, prior to the Closing, the Investors shall not make any filings or give any notices pursuant to the ICA in respect to the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 6.6    D&O Insurance. Before the Closing, Vantage will cause the Group Companies to obtain a six-year prepaid “tail policy” for directors’ and officers’ liability insurance, with respect to matters arising on or before the Closing Date (the “D&O Policy”), in the form of the D&O Policy provided by Vantage to the Investors prior to the Effective Date, and the prepaid cost of such policy will be included in Shared Expenses.
Section 6.7    Pre-Transaction Restructuring. Vantage will, and will cause all of its applicable Affiliates to, on or prior to the Calculation Time, take all such actions as are necessary to complete and effect the Pre-Transaction Restructuring in accordance with the terms of the Restructuring Agreement. The Pre-Transaction Restructuring will be implemented prior to the Calculation Time. Other than the amount of Shared Expenses set forth in item 9 of Exhibit 1.1(e) (the “Restructuring Shared Expense”), any and all costs, fees, Taxes and expenses incurred by, or on behalf of, any Group Company, or in connection with any of the Projects, relating to the preparation for or consummation of the Pre-Closing Restructuring shall be included in the calculation of Transaction Costs.
Section 6.8    Title Policies. Vantage has (a) provided the Investors with the title insurance commitments (collectively, the “Title Commitments”) for each Project issued by Chicago Title Insurance Company (the “Title Company”) and (b) engaged a surveying company to perform and deliver ALTA/NSPS real estate surveys for each of the Projects. Vantage and the other Group Companies, as the case may be, will be required to deliver the Title Affidavits in connection with the issuance of the Title Policies. At Closing, the Title Company shall be unconditionally committed to issue the Title Policies to the Investors upon receipt of the title insurance premiums therefor. “Title Policy” means an extended coverage American Land Title Association (ALTA) Form 2006 Owner’s Policy of Title Insurance (or the corresponding policy available in California, Washington, or Quebec, Canada, or Montreal, Canada), together with any and all endorsements reasonably requested by the Investors (including non-imputation endorsement), subject only to the Permitted Encumbrances; provided, that such endorsements shall not include any endorsements requested by the Investors that require the delivery of an affidavit or indemnity not contained within the Title Affidavits.
Section 6.9    REIT Status Opinion. Vantage shall cause each Group Company REIT to obtain a “REIT status” opinion of Jones Day or another nationally recognized tax counsel, substantially in the forms attached hereto as Exhibit 6.9, which opinions shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter (the “REIT Status Opinion”), it being acknowledged, understood and agreed that, to the extent reasonably necessary for Jones Day or another nationally recognized tax counsel to deliver the REIT Status Opinion, the Parties shall work together in good faith to modify the structure of the transactions contemplated by this Agreement (which may include modifying steps in the Restructuring) and make corresponding amendments to the Agreement and the Pre-Transaction Restructuring Documents so as to allow the REIT Status Opinion to be delivered while preserving the overall economic results and ongoing governance rights of the Parties contemplated by this Agreement.

Section 6.10    Specified BBNB Lease Amendment. If Vantage elects to waive the condition in Section 8.2(e), the Specified BBNB Lease Amendment will be added to Schedule 7 of the YieldCo GP Operating Agreement as Inventory and Expansion Capacity (as defined in the YieldCo GP Operating Agreement) for the additional megawatts contemplated thereunder (and as set forth in Exhibit 1.1(d)(ii)). If fourteen (14) days after all of the conditions to Closing in Article VIII have been satisfied other than the condition in Section 8.2(e), Vantage has not yet received an executed copy of the Specified BBNB Lease Amendment, Vantage will waive the condition in Section 8.2(e) and the Specified BBNB Lease Amendment will be added to Schedule 7 of the YieldCo GP Operating Agreement as Inventory and Expansion Capacity.
ARTICLE VII
OTHER COVENANTS OF THE PARTIES
Section 7.1    Further Assurances. If, after Closing, any further action is necessary or proper to carry out any purpose or intent of this Agreement or any Ancillary Agreement, or to evidence or effectuate the transactions contemplated hereby or thereby, then each of the Investors and the Retained Owners will take, and will cause their respective Affiliates to take, such further action (including the execution and delivery of further documents) as the other party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting party, except to the extent this Agreement otherwise allocates such expense to any other party.
Section 7.2    Confidentiality; Press Releases. The initial press release regarding this Agreement shall be a mutually acceptable joint press release. Prior to the Closing, no Party shall make any press release or public announcement setting forth the terms of the transactions contemplated hereby without the approval of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, either Party (or any of its Affiliates) may release information concerning the transactions contemplated hereby at any time after the date of this Agreement, (i) in the manner in which its Affiliates publicly disclosed transactions prior to the date hereof, (ii) to comply with any applicable Laws, including pursuant to governmental regulations and statutes as required by law, including the rules of any stock exchange, for publicly filing entities or pursuant to an Order by a court of competent jurisdiction, or (iii) to the extent, in the good faith judgment of a Party’s counsel, accountants, or advisors, as applicable, such disclosure is required to be made (including in any registration statement, other disclosure document, press release or public announcement) in connection with such Party’s (or any of its Affiliate’s) quarterly earnings results, earnings guidance or capital raising and other fund raising activities; provided, however, (x) in each case, to the extent not prohibited by Law, such Party shall provide the other Party with a reasonable opportunity (and in any case no less than twenty-four (24) hours) to review and provide comment on such proposed release, which comments will be considered by the releasing Party in good faith and (y) that PSP’s name shall not be disclosed in any such press release or public announcement without PSP’s prior written consent (other than pursuant to item (ii) of this Section 7.2) and, in any event, such disclosure shall be subject to the next proviso; provided, further, in the case of a proposed release with specific reference to the items set forth Exhibit 7.2, to the extent not prohibited by Law, the releasing Party shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to the applicable portion of such release.

Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, nothing herein shall limit the right of an Affiliate of either Party that is a public reporting company to publicly disclose the transaction with the same information and consistent with any disclosure previously made in compliance with this Section 7.2.

Section 7.3    Misallocation of Assets and Liabilities. In the event that, at any time from and after the Closing, any of the Investors or the Retained Owners (or their respective Affiliates, as applicable) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess or is liable for (a) any asset (including the receipt of payments made pursuant to Contracts and Leases) or (b) any Liability, in each case that is attributable to the other Party or any Person that is an Affiliate of the other Party pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of assets or assumption of liabilities from the other Party for value subsequent to the Closing), such Party will promptly convey, or cause to be conveyed, such asset or assign, or cause to be assigned, such Liability to the Person so entitled thereto or responsible therefor (and the relevant Party will cause such entitled Person to accept such asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Liability), and, in each case, at the sole expense of the Retained Owners. The Parties agree that the Contracts on Schedule 4.12 marked with an asterisk may be assigned by the applicable Project Entity to one of the Management Companies as described in Schedule 4.12.
Section 7.4    R&W Policy. The Parties agree that the Investors will pay or cause to be paid all outstanding costs and expenses related to the R&W Policy (the “R&W Policy Costs”) (provided, however, notwithstanding the foregoing, that 20% of the R&W Policy Costs will be borne by Vantage in connection with this Agreement pursuant to the definition of “Closing Consideration” (such 20%, the “Vantage R&W Policy Portion”)), provided, that, in no event will the Investors’ third-party advisor fees (other than any fees payable to Lockton Companies Inc. or any of its Affiliates, which fees shall constitute R&W Policy Costs) in connection with obtaining the R&W Policy constitute R&W Policy Costs for the purpose of calculating the Vantage R&W Policy Portion. The Investors will cause the R&W Policy to contain a waiver of subrogation against the Retained Owners by the insurer thereunder (except, with respect to a Retained Owner, in the case of fraud on the part of such Retained Owner), and will provide a copy of the R&W Policy to Vantage. After the date hereof, the Investors shall not amend the terms of the R&W Policy in any manner that would be adverse to the Retained Owners without the Retained Owners’ prior written consent. Vantage will, and will cause the Group Companies, to cooperate with the Investors with respect to the Investors obtaining and binding the R&W Policy.
Section 7.5    Vantage REIT Covenants.
(a)    Vantage will take, and will cause each of Aviator DC REIT and each of its Subsidiaries to take, such actions as are necessary for each Group Company REIT to maintain its qualifications as a REIT under the Code for any period or portion thereof ending on or prior to the Closing Date or to avoid incurring U.S. federal Income Taxes under Sections 857(b) or 4981 of the Code. Prior to the Closing Date, Vantage will promptly notify the Investors if Vantage becomes aware of any issue that it believes would adversely impact the maintenance of the REIT status of any Group Company REIT for each Group Company REIT’s 2019 and 2020 taxable years, and cooperate and consult in good faith with the Investors with respect thereto.

(b)    From and after the Closing, each of the Investor and the Retained Owners shall cause Aviator DC REIT to at all times be domestically controlled within the meaning of Section 897(h)(4)(B) of the Code. Each of the Investor and the Retained Owners shall take all actions necessary, including making any reallocation among the Investors of the YieldCos Securities purchased by the Investors at the Closing, to ensure that the portion of Aviator DC REIT will be domestically controlled within the meaning of Section 897(h)(4)(B) of the Code. From and after the Closing, each of the Investors and Retained Owners shall take all actions necessary for each Group Company REIT to qualify as a REIT for the taxable year that includes the Closing and for all subsequent taxable years.
ARTICLE VIII
CLOSING CONDITIONS
Section 8.1    Conditions to the Investors’ Obligations. The obligation of the Investors to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by the Investors in their sole discretion:
(a)    Representations and Warranties. (i) The Fundamental Representations of Vantage and the Group Companies contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such Fundamental Representations that are made as of a specified date, which Fundamental Representations shall be true and correct in all but de minimis respects as of such date), and (ii) the representations and warranties of Vantage and the Group Companies (other than the Fundamental Representations of Vantage and the Group Companies) contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby shall be true and correct (without giving effect to any qualification or limitation as to materiality, Material Adverse Effect or any similar qualification or limitation set forth therein) as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) except, in the case of this item (ii), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect.
(b)    Performance of Covenants. Each Group Company and each Retained Owner shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement or any Ancillary Agreement prior to or at the Closing.
(c)    Government Approvals. (i) All approvals from Governmental Authorities, including the Competition Act Approval, required in connection with each Group Company’s and the Retained Owners’ execution, delivery and performance of this Agreement or any Ancillary Agreement, as applicable, or consummation of any transaction contemplated hereunder or thereunder shall have been obtained or made and shall be in full force and effect; and (ii) all applicable waiting and other time periods under the Antitrust Laws shall have expired, lapsed or been terminated (as appropriate).
(d)    No Orders or Proceedings. No Order or Law shall have been entered or adopted or be in effect, and no Proceeding shall be pending (i) by any Governmental Authority, that would reasonably be expected to enjoin, prevent, restrain or delay or (ii) before any Governmental Authority, that would reasonably be expected to (x) enjoin, prevent or restrain, in each case, consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or declare unlawful any of the transactions contemplated by this Agreement or the Ancillary Agreements or cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, (y) seeking to prohibit or limit in any material respect any Investor’s ability to vote, receive distributions with respect to or otherwise exercise ownership rights with respect to the YieldCos Securities, or (z) affect adversely in any material respect the right of any Investor to own or operate the businesses of or control the Group Companies or the right of the Group Companies to own their respective assets or control their respective businesses.
(e)    No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect has occurred.
(f)    Vantage Closing Deliverables. The Investors shall have received each item referenced in Section 3.2.
Section 8.2    Conditions to Vantage’s Obligations. The obligation of Vantage to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by Vantage in its sole discretion:
(a)    Representations and Warranties. (i) The Fundamental Representations of each Investor contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such Fundamental Representations that are made as of a specified date, which Fundamental Representations shall be true and correct in all but de minimis respects as of such date), and (ii) the representations and warranties of each Investor (other than the Fundamental Representations of such Investor) contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby shall be true and correct (without giving effect to any qualification or limitation as to materiality, material adverse effect or any similar qualification or limitation set forth therein) as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), except, in the case of this item (ii), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a materially adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement within the timing required by this Agreement.

(b)    Performance of Covenants. Each Investor shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement or any Ancillary Agreement prior to or at the Closing.
(c)    Government Approvals. (i) All approvals from Governmental Authorities required in connection with the Investors’ execution, delivery and performance of this Agreement or any Ancillary Agreement, as applicable, or consummation of any transaction contemplated hereunder or thereunder shall have been obtained or made and shall be in full force and effect; and (ii) all applicable waiting and other time periods under the Antitrust Laws shall have expired, lapsed or been terminated (as appropriate).
(d)    No Orders or Proceedings. No Order or Law shall have been entered or adopted or be in effect, and no Proceeding shall be pending (i) by any Governmental Authority, that would reasonably be expected to enjoin, prevent, restrain or delay or (ii) before any Governmental Authority, that would reasonably be expected to enjoin, prevent or restrain, in each case, consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or declare unlawful any of the transactions contemplated by this Agreement or the Ancillary Agreements or cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation.
(e)    Specified BBNB Lease Amendment. Vantage shall have received an executed copy of the Specified BBNB Lease Amendment.
(f)    Investors Closing Deliverables. Vantage shall have received each item referenced in Section 3.3.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by mutual written consent of the Investors and Vantage;
(b)    by the Investors if at any time (i) any of the representations or warranties in Article IV is or becomes untrue or inaccurate such that the conditions set forth in Section 8.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 9.1(b)), or (ii) there has been a breach on the part of Vantage, the Retained Owners or any of their Affiliates of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 8.1(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 9.1(b)), which failure to be true and accurate or breach cannot be cured by Vantage by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days after delivery of notice thereof by the Investors to Vantage or any shorter period of time that remains between the date the Investors deliver written notice of such breach and Outside Date, provided, that the Investors shall not be entitled to terminate pursuant to this Section 9.1(b) if such failure to be true and accurate or breach was primarily caused by the failure of the Investors to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing;
(c)    by Vantage if at any time (i) any of the representations of the Investors in Article V is or becomes untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied (treating such time as if it were the Closing for the purposes of this Section 9.1(c)), or (ii) there has been a breach on the part of the Investors of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied (treating such time as if it were the Closing for purpose of this Section 9.1(c)), which failure to be true and accurate or breach cannot be cured by the Investors by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days after delivery of notice thereof by Vantage to the Investors or any shorter period of time that remains between the date Vantage delivers written notice of such breach and the Outside Date, provided, that Vantage shall not be entitled to terminate pursuant to this Section 9.1(c) if such failure to be true and accurate or breach was primarily caused by the failure of Vantage or any of its Affiliates to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing;
(d)    by either the Investors or Vantage if the Closing has not occurred on or before December 31, 2020 (the “Outside Date”), provided, that the Party seeking to terminate shall not be entitled to terminate pursuant to this Section 9.1(d) if the failure of the consummation was primarily caused by the failure of the Investors (if the Investors are seeking to terminate) or Vantage, the Retained Owners or any of their Affiliates (if Vantage is seeking to terminate) to perform in any material respect any of the covenants or agreements to be performed by it or them, as applicable, prior to the Closing;
(e)    by either the Investors or Vantage if a Law is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any final and non-appealable Order of any Governmental Authority having competent jurisdiction; provided, however, that the Party seeking to terminate shall not be entitled to terminate pursuant to this Section 9.1(e) if the imposition of such Order or the failure of such Order to be resisted, resolved or lifted, as applicable was primarily caused by the failure of the Investors (if the Investors are seeking to terminate) or Vantage or any of its Affiliates (if Vantage is seeking to terminate) to perform in any material respect any of the covenants or agreements to be performed by it or them, as applicable, prior to the Closing; or
(f)    by the Investors if there arises any Law or Proceeding by a Governmental Authority that would prohibit the Investors’ ownership of all or any portion of the YieldCos Securities or the business or assets of any Group Company, or that would compel any Investor or any of its Affiliates to dispose of any existing assets or business; provided, however, that the Investors shall not be entitled to terminate pursuant to this Section 9.1(f) if the Investors’ failure to fulfill any obligation under this Agreement shall have been the cause of or shall have resulted in such Law or if the imposition of such Order or the failure of such Order to be resisted, resolved or lifted, as applicable, was primarily caused by the failure of the Investors.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in this Article IX, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in this Section 9.2, Section 7.2 and Article XI and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (b) nothing in this Section 9.2 shall release any Party from any Liability for any breach by such Party of this Agreement before the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at law, in equity or otherwise) available to any Party with respect to the breach of this Agreement by any Party before the effective date of such termination.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival. The representations, warranties, covenants and agreements contained herein will survive the Closing pursuant to this Section 10.1.
(a)    The indemnification obligations under Section 10.2(a) and Section 10.3(a) with respect to inaccuracies in or breaches of representations and warranties contained in Articles IV and V of this Agreement or any certificate delivered hereunder will survive the Closing and continue until the date that is twelve (12) months after the Closing Date; provided, however, that such indemnification obligations with respect to breaches of any Fundamental Representation, shall survive the Closing and continue until the date that is thirty-six (36) months after the Closing Date; provided, further, that all representations and warranties set forth in Section 4.10 and the last sentence of Section 4.4 shall survive the Closing until sixty (60) days after the date on which the statute of limitations with respect to the applicable Taxes referenced therein has expired. The covenants and agreements contained in this Agreement to be performed prior to the Closing will survive the Closing and continue until the date that is 12 months after the Closing Date. The covenants and agreements contained in this Agreement to be performed after the Closing will survive in accordance with their respective terms. The indemnification obligations under Section 10.2(h)(i) shall survive the Closing until sixty (60) days after the date on which the statute of limitations with respect to the applicable Taxes referenced therein has expired.
(b)    Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations will continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article X, and the indemnifying parties will indemnify the indemnified parties for all Losses incurred with respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred. None of the survival periods, termination dates or limitations contained in this Article X will apply to any claims relating to fraud.
Section 10.2    Indemnification by Vantage. From and after the Closing, and subject to the terms of this Agreement, the Retained Owners agree, in all cases subject to the limitations set forth in this Article X, to jointly and severally, for all Losses recovered from the Indemnity Escrow Funds, and severally and not jointly for any other Losses, indemnify, defend and hold harmless the Investor Indemnified Parties from and against, and pay or reimburse the Investor Indemnified Parties for, any and all Losses asserted against, relating to, imposed upon, suffered or incurred by any Investor Indemnified Party by reason of, resulting from or arising out of:
(a)    any inaccuracy in or breach of any of the representations or warranties in Article IV of this Agreement or any schedule or certificate delivered hereunder (excluding the representations and warranties set forth in the last sentence of Section 4.4);
(b)    any breach by (i) any Group Company of its covenants or agreements contained in this Agreement to be performed by it prior to the Closing, or (ii) the Retained Owners of any of their covenants or agreements contained in this Agreement;
(c)    the amount of any Closing Indebtedness, Closing Transaction Costs, Shared Expenses and Specified BBNB Growth Capex and Leasing Costs that were not taken into account in the calculation of the Final Closing Consideration and the post-Closing adjustment in accordance with Section 3.4(b);
(d)    any Vantage Taxes that were not taken into account in the calculation of the Final Closing Consideration and the post-Closing adjustment in accordance with Section 3.4(b);
(e)    any Liabilities related to any of the Service Providers of the Management Companies, including ERISA, wage and hour, and discrimination and harassment Liabilities;
(f)    (i) the Pre-Transaction Restructuring (other than the Restructuring Shared Expense) and (ii) so long as the Investors satisfy the Investors Restructuring Obligations, the Transaction Restructuring (in each case, other than the Liabilities expressly assumed or retained by any Group Company pursuant to the Restructuring Agreement);
(g)    any claim, demand or other Proceeding by any current or former direct or indirect holder of any Equity Security of any Group Company or the Retained Owners (with respect to Equity Securities held prior to the Closing), or any other Person entitled (or claiming to be entitled) to any payment or amounts arising out of or in connection with this Agreement or the transaction contemplated hereby in respect of any Equity Security of any Group Company or the Retained Owners (other than payment in accordance with the provisions of this Agreement); and
(h)    (i) any Tax liability of DBABa or DBABb, whether assessed against DBABa or DBABb directly or against Aviator DC REIT or any of its Affiliates as a transferee or successor of DBABa or DBABb, whether existing as of the date of this Agreement or resulting from consummation of the transactions contemplated hereby and together with any penalties and interest with respect thereto, or (ii) any inaccuracy in or breach of any of the representations or warranties in the last sentence of Section 4.4.
Section 10.3    Indemnification by the Investors. From and after the Closing, and subject to the terms of this Agreement, each Investor agrees, subject to the limitations set forth in this Article X, to indemnify, severally and not jointly, defend and hold harmless the Vantage Indemnified Parties from and against, and pay or reimburse the Vantage Indemnified Parties for, any and all Losses asserted against, relating to, imposed upon, suffered or incurred by any Vantage Indemnified Party by reason of, resulting from or arising out of:

(a)    any inaccuracy in or breach of any of the representations and warranties of such Investor contained in Article V of this Agreement or any certificate delivered hereunder; and
(b)    a breach by such Investor of any of its covenants or agreements contained in this Agreement or any certificate delivered pursuant hereto.
Section 10.4    Indemnification Procedure.
(a)    Any claim by the Investor Indemnified Parties with respect to a Loss that does not result from or arise out of a Third Party Claim will be asserted by the Investors by promptly delivering written notice of such claim (a “Claim Notice”) to the Retained Owners, provided, that the failure to so notify the Retained Owners will not relieve the Retained Owners of their obligations under this Article X except to the extent (and only to the extent) that the Retained Owners forfeit rights or defenses by reason of such failure or are otherwise prejudiced thereby. Each Claim Notice will specify in reasonable detail the nature of and legal basis for the claim for indemnification set forth in such Claim Notice, the amount or a good faith estimate of the potential Losses (to the extent ascertainable or estimable) against which the Investor Indemnified Parties seek indemnification and the provisions of this Agreement upon which such claim for indemnification is made (including the specific representations, warranties, covenants and/or agreements that are alleged to be inaccurate or alleged to have been breached).
(b)    In the event that any Investor Indemnified Party receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Investor Indemnified Party with respect to which the Retained Owners are or may be required to provide indemnification under this Agreement, the Investors will deliver a Claim Notice regarding such Third Party Claim to the Retained Owners as promptly as practicable, but in any event within thirty (30) days, after learning of such Third Party Claim, provided, that the failure to so notify the Retained Owners will not relieve the Retained Owners of their obligations under this Article X, except to the extent (and only to the extent) that the Retained Owners forfeit rights or defenses by reason of such failure or are otherwise prejudiced thereby.
(c)    In the event of a Third Party Claim, the Retained Owners, at their option, will be entitled to assume the defense thereof (subject to the limitations set forth below) by (i) delivering written notice to the Investors of the Retained Owners’ election to assume the defense of such Third Party Claim within fifteen (15) days of receipt of a Claim Notice in respect of such Third Party Claim from the Investors, and (ii) appointing counsel reasonably acceptable to the Investors to be the lead counsel in connection with such defense. If the Retained Owners do not elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Investor Indemnified Party will have the sole right to assume the defense of and to settle such Third Party Claim.
(d)    If the Retained Owners have assumed the defense of a Third Party Claim in accordance with the terms hereof, the Investor Indemnified Parties will deliver to the Retained Owners copies of all other notices and documents (including court papers) received by the Investor Indemnified Parties from the plaintiff relating to the Third Party Claim. The Investor Indemnified Parties will be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose; provided, that the Retained Owners will not be required to pay or otherwise indemnify the Investor Indemnified Parties against any attorneys’ fees or other expenses incurred by the Investor Indemnified Parties in connection with such matter following the Retained Owner’s election to assume the defense of such matter, other than any reasonable and documented fees and expenses of such separate counsel (i) that are incurred prior to the date the Retained Owners assume control of such defense or (ii) if the Investor Indemnified Parties will have concluded upon advice of outside legal counsel that that there exists a conflict of interest with the Investor Indemnified Parties with respect to such Third Party Claim or that there may be one or more legal defenses available to such Investor Indemnified Party that are not available to the Retained Owners, which in each case of clause (i) and (ii) will be indemnifiable Losses hereunder to the extent it is determined that an Investor Indemnified Party is entitled to indemnification hereunder.
(e)    Notwithstanding anything to the contrary contained herein, the Retained Owners will not be entitled to control the defense of a Third Party Claim (and the Investor Indemnified Parties will be entitled to maintain or assume control of the defense of such Third Party Claim, at the Retained Owners’ sole expense) if (i) the Third Party Claim relates to Taxes or involves any criminal Proceeding against any Investor Indemnified Party, (ii) the Third Party Claim seeks relief other than monetary relief, including an injunction or other equitable relief, from the Investor Indemnified Parties, (iii) the Losses relating to the claim reasonably would be expected to exceed the maximum amount that the Investor Indemnified Parties would be entitled to recover from the Retained Owners in respect of such claim under this Article X, (iv) the Retained Owners fail to diligently defend the Third Party Claim or (v) the Investor Indemnified Party elects to pursue one or more defenses or counterclaims available to it that the Investor Indemnified Party concludes, upon the advice of outside legal counsel, are inconsistent with one or more of those that are being pursued by the Retained Owners in respect of such Third Party Claim or any litigation relating thereto.
(f)    If the Retained Owners control the defense of any Third Party Claim, the Retained Owners will obtain the prior written consent of the Investor Indemnified Parties before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable or non-monetary relief will be imposed against the Investor Indemnified Parties, or a finding or admission of any violation of applicable Law would be made against an Investor Indemnified Party, (ii) pursuant to or as a result of such settlement, consent or cessation, any monetary relief or remedy will be imposed against the Investor Indemnified Parties that is not fully paid by the Retained Owners, or (iii) such settlement or judgment does not expressly and unconditionally release the Investor Indemnified Parties from all Liabilities and obligations with respect to such Third Party Claim.
(g)    The Retained Owners will not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against them hereunder by the Investor Indemnified Parties.
Section 10.5    Certain Limitations.

(a)    No Investor Indemnified Party may recover in respect of any claim for indemnification made pursuant to Section 10.2(a) unless and until the aggregate amount of Losses that may be claimed pursuant to Section 10.2(a) exceed $8,726,722.50 (the “Deductible”), and once the Deductible has been reached, the Investor Indemnified Parties may make claims for indemnification for all Losses in excess of the Deductible. No Vantage Indemnified Party may recover in respect of any claim for indemnification made pursuant to Section 10.3(a) unless and until the aggregate amount of Losses that may be claimed pursuant to Section 10.3(a) exceed the Deductible, and once the Deductible has been reached, the Vantage Indemnified Parties may make claims for indemnification for all Losses in excess of the Deductible. Notwithstanding the foregoing, the Deductible will not apply to Losses arising out of or resulting from any inaccuracy in or breach of the Fundamental Representations, or with respect to any claims relating to any fraud.
(b)    Any Losses recoverable hereunder by an Investor Indemnified Party will be reduced in amount by (i) any insurance proceeds (including under or from the R&W Policy) or (ii) any indemnification amounts paid by third parties under any agreement with such third party, in each case, in respect of such Losses and actually obtained by any Investor Indemnified Party in connection with such Losses (in all such cases net of fees, expenses, increases in insurance premiums or any other costs incurred by any Investor Indemnified Party in order to obtain any such proceeds (to the extent not covered by such proceeds)), except that, for the avoidance of doubt, insurance proceeds actually obtained by any Investor Indemnified Party under the R&W Policy will not be reduced by the insurance premium paid as part of the R&W Policy Costs pursuant to Section 7.4), and the Investors will (A) use commercially reasonable efforts to obtain such proceeds (other than with respect to claims pursuant to Section 10.2(h)(i)) and (B) to the extent any such proceeds are actually obtained by any Investor Indemnified Party (and other than the insurance premium paid as part of the R&W Policy Costs pursuant to Section 7.4, net of fees, expenses, increases in insurance premiums or any other costs incurred by any Investor Indemnified Party in order to realize any such proceeds to the extent not explicitly covered by such insurance proceeds) after such Losses are recovered from the Retained Owners pursuant to this Article X, promptly repay the amount of such Losses, not to exceed the amount of such proceeds net of fees, expenses, increases in insurance premiums or any other costs incurred by any Investor Indemnified Party in order to realize any such proceeds and, in the case of insurance proceeds, not explicitly covered by such insurance (except that, in the case of the insurance premium paid as part of the R&W Policy Costs pursuant to Section 7.4, without such adjustment) to the Retained Owners. Other than with respect to claims pursuant to Section 10.2(h)(i), the Investors will use commercially reasonable efforts to recover any Losses under the R&W Policy (which Losses are recoverable under the R&W Policy) prior to seeking indemnity from the Retained Owners, in each case, pursuant to the terms of this Agreement (including appealing any denial of coverage with respect to a matter covered by the terms of the R&W Policy and, if applicable, the commencement of any Proceeding against the insurer under the R&W Policy) it being understood and agreed that (1) the Investors will be entitled to seek indemnity from the Retained Owners concurrently with appealing any such denial of coverage (it being understood that any and all fees, costs and other expenses incurred by the Investors appealing or litigating any such denial of coverage will constitute indemnifiable Losses hereunder to the extent it is determined that the Losses underlying such claim are indemnifiable hereunder) and (2) with respect to Losses not covered pursuant to the terms of the R&W Policy, the Investors will be entitled to seek indemnity from the Retained Owners without seeking recourse from the R&W Policy.

Without limiting the foregoing, each Investor agrees that, in using its commercially reasonable efforts to recover Losses under the R&W Policy, it will, to the extent commercially reasonable to do so, attempt to recover under the R&W Policy all Losses that could be characterized as a breach of the representations and warranties set forth in Article IV regardless of whether such Losses could also be recoverable from the Retained Owners pursuant to this Article X.
(c)    Losses will be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any representation, warranty, covenant or agreement. The Investor Indemnified Parties and the Vantage Indemnified Parties will not be entitled to recover more than once for the same Loss (including through the determination of the Final Closing Consideration).
(d)    Notwithstanding anything to the contrary set forth herein, but subject to Section 10.5(j), the maximum amount of indemnifiable Losses that the Retained Owners shall be liable for after the Closing, or that may be recovered by the Investor Indemnified Parties from the Retained Owners, in the aggregate pursuant to Section 10.2(a) after the Closing shall be limited to $8,726,722.50, and the Investor Indemnified Parties shall only be entitled to recover such amount from the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement, and once the Indemnity Escrow Amount is depleted the Investor Indemnified Parties shall have no further right to recover from the Retained Owners for any indemnifiable Losses pursuant to Section 10.2(a); provided, however, the foregoing shall not apply to Losses arising out of or resulting from any inaccuracy in or breach of the Fundamental Representations; provided, further, to the extent any portion (the “Indemnifiable Portion”) of the Indemnity Escrow Amount is depleted in connection with an indemnification claim pursuant to (i) Section 10.2(a) and arising out of or resulting from any inaccuracy in or breach of the Fundamental Representations or (ii) Sections 10.2(b)-10.2(g), then the Investor Indemnified Parties shall be entitled to recover from the Retained Owners for any indemnifiable Losses arising out of or resulting from any inaccuracy in or breach of any representation or warranty other than Fundamental Representations, up to the amount of the Indemnifiable Portion, in the manner described in Section 10.5(g). For the avoidance of doubt, nothing in this Section 10.5(d) applies to indemnification obligations pursuant to Section 10.2(h), which is addressed in Section 10.5(g)(ii). Notwithstanding anything herein to the contrary, (i) any Losses that are DC REIT Indemnified Taxes and any Losses pursuant to Section 10.2(h) (such Losses, collectively, the “Aviator Investor Indemnifiable Losses”), in each case, that are recovered from the Indemnity Escrow Funds, shall only be recovered from the then-remaining Aviator Investor Indemnity Escrow Amount (and not from the Other Indemnity Escrow Amount) (but the foregoing shall not limit the right of the Investor Indemnified Parties to otherwise recover any such Losses from Aviator Investor under this Agreement), (ii) with respect to any Losses (other than Aviator Investor Indemnifiable Losses) recovered hereunder from the Indemnity Escrow Funds, such Losses shall first be recovered from the Other Indemnity Escrow Amount, and after the Other Indemnity Escrow Amount is fully depleted, such Losses shall thereafter be recovered from the Aviator Investor Indemnity Escrow Amount, and (iii) only Aviator Investor shall be liable for any Indemnifiable Portion attributable to any Aviator Investor Indemnifiable Losses previously recovered from the Aviator Investor Indemnity Escrow Amount, and otherwise recoverable pursuant to the last proviso of the first sentence of this Section 10.5(d).
(e)    After the Closing, the first $1,000,000 of Losses recoverable hereunder by an Investor Indemnified Party under Section 10.2(a) arising out of or resulting from any inaccuracy in or breach of the Fundamental Representations and Sections 10.2(b)-10.2(g) will be recovered first from the Indemnity Escrow Funds, until the Indemnity Escrow Funds have been distributed to the Retained Owners in accordance with the Escrow Agreement and Section 10.13 or have been exhausted, and thereafter the Investor Indemnified Parties shall be entitled to recover from the Retained Owners for any remaining portion of such Losses in the manner described in Section 10.5(g) (it being understood and acknowledged that for any such Losses in excess in of $1,000,000, the Investor Indemnified Parties shall be entitled to recover from the Retained Owners in the manner described in Section 10.5(g)).
(f)    Subject to the requirement set forth in Section 10.5(e), after the Closing any Losses recoverable hereunder by an Investor Indemnified Party under Section 10.2(a) arising out of or resulting from any inaccuracy in or breach of the Fundamental Representations and Sections 10.2(b)-10.2(g) will be recovered, at the sole election of the Investor Indemnified Party, from the Indemnity Escrow Funds, until such amounts have been distributed to the Retained Owners in accordance with the Escrow Agreement and Section 10.13 or have been exhausted, and/or in the manner described in Section 10.5(g).
(g)
(i)    Notwithstanding anything to the contrary set out herein, but subject to Section 10.5(j), the maximum amount of indemnifiable Losses that the Retained Owners shall be liable for after the Closing, or that may be recovered by the Investor Indemnified Parties from the Retained Owners, in the aggregate, pursuant to this Agreement after the Closing shall be limited to the Indemnity Escrow Funds and an amount recoverable as described below not to exceed $30,000,000.00 in the aggregate, and subject to the terms set forth in this Section 10.5 (excluding indemnification pursuant to Section 10.2(h), to which Section 10.5(g)(ii) shall apply). In the event of any outstanding Losses recoverable by an Investor Indemnified Party from the Retained Owners (or in the case of DC REIT Indemnified Taxes, solely from Aviator Investor) as contemplated in Sections 10.5(d), (e) and (f), the Investor Indemnified Party shall, to the extent not satisfied in cash by the Retained Owners or solely by Aviator Investor, as applicable (whether by way of distributions of Indemnity Escrow Funds in accordance with, and to the extent permitted by, the terms hereof and the Escrow Agreement, or directly), be entitled to receive, and shall receive, for (A) any Losses recoverable by the Investor Indemnified Parties under Sections 10.2(b), (c), (d) (other than DC REIT Indemnified Taxes) (e), (f) and (g), all distributions made by the applicable YieldCo or YieldCos in respect of any Equity Securities of any YieldCo or YieldCos held by any of the Retained Owners or any transferee thereof and (B) DC REIT Indemnified Taxes, all distributions made by YieldCo 1 in respect of any Equity Securities of YieldCo 1 held by Aviator Investor. For clarity, DC REIT Indemnified Taxes recoverable by the Investor Indemnified Parties under Section 10.2(d) shall be recoverable solely against Aviator Investor.
(ii)    Any Losses recoverable by the Investor Indemnified Parties under Section 10.2(h) shall be recoverable solely against Aviator Investor. To the extent not satisfied in cash by Aviator Investor, the Investor Indemnified Parties shall be entitled to receive, and shall receive, to the extent of such Losses, all distributions made by YieldCo 1 in respect of any Equity Securities of YieldCo 1 held by Aviator Investor. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the recourse set forth in this Section 10.5(g)(ii) constitutes the Investors’ sole recourse with respect to indemnification pursuant to Section 10.2(h).

(iii)    For the avoidance of doubt, Aviator Investor shall be solely liable for any Losses attributable to DC REIT Indemnified Taxes and no other Retained Owner shall have any liability with respect to DC REIT Indemnified Taxes.
(h)    As solely among the Investors, each Investor agrees that upon any receipt of any payment with respect to any indemnification claim under this Article X, such Investor, if applicable, shall further transmit such payment, or the applicable portion thereof, to the other Investors (or other applicable Investor Indemnified Party) to the extent the Losses resulting from or arising out of such indemnification claim were imposed upon, suffered or incurred by such other Person.
(i)    The maximum amount of indemnifiable Losses that the Investors shall be liable for after the Closing, or that may be recovered by the Vantage Indemnified Parties from the Investors, in the aggregate pursuant to this Agreement after the Closing shall be limited to $30,000,000.00. The maximum amount of indemnifiable Losses that the Investors shall be liable for, or that may be recovered by the Vantage Indemnified Parties from the Investors, in the aggregate pursuant to Section 10.3(a) shall be limited to $8,726,722.50; provided, however, the foregoing shall not apply to Losses arising out of or resulting from any inaccuracy in or breach of the Fundamental Representations.
(j)    No limitations set forth in this Article X, including this Section 10.5, will apply with respect to any claims relating to any fraud.
Section 10.6    Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether an inaccuracy in or breach of a representation or warranty exists for purposes of this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto (b) the amount of Losses arising from such a breach and (c) whether the Deductible has been exceeded, each such representation and warranty will be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect (other than the representations and warranties contained in Section 4.7),” “in any material respect” and other uses of the word “material” or words of similar meaning (and will be treated as if such words were deleted from such representation or warranty).
Section 10.7    Mitigation. Each Investor Indemnified Party and Vantage Indemnified Party shall use commercially reasonable efforts to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that gives rise thereto, to the same extent as the obligation to mitigate damages would be imposed on a counterparty to a contract with respect to a breach of contract claim under Delaware Law. For the avoidance of doubt, any calculation of Losses for purposes of this Article X shall be reduced to take into account any net Tax benefit actually realized by the Investor Indemnified Party or Vantage Indemnified Party as a result of any such Losses.
Section 10.8    Investigation. Notwithstanding anything to the contrary contained herein, the Investor Indemnified Parties expressly reserve the right to seek indemnity or other remedy, to the extent permitted hereunder, for any Losses arising out of or relating to any inaccuracy in or breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or Knowledge of any of the Investors or Knowledge of any of their respective Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of any Investor or any of its Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach or inaccuracy, whether before or after the execution and delivery hereof.
Section 10.9    Satisfaction of Indemnification Claims. The satisfaction of indemnifiable Losses pursuant to this Article X payable (a) to any Investor Indemnified Party (i) to the extent satisfied from the Indemnity Escrow Funds, will be paid promptly (but in no event later than ten (10) Business Days after the determination thereof) via wire transfer of immediately available funds to such bank and accounts as are designated by the Investors and (ii) that will be satisfied from distributions on the Equity Securities of any YieldCo will be payable at the time distributions are made by such YieldCo in accordance with the Governance Agreement applicable to such YieldCo and only up to the amount of each such distribution and (b) to any Vantage Indemnified Party will be made promptly (but in no event later than ten (10) Business Days after the determination thereof) via wire transfer of immediately available funds to such bank and accounts as are designated by the Retained Owners. In the event the Retained Owners dispute any indemnification claim by an Investor Indemnified Party hereunder, if a final non-appealable judgment of a court of competent jurisdiction or an arbitrator, as the case may be, determines, or the Retained Owners and the applicable Investor Indemnified Party resolve the applicable dispute (the date of such determination or resolution the “Resolution Date”), the Retained Owners shall promptly pay to the applicable Investor Indemnified Party hereunder interest on the full amount of such indemnification claim at a rate of eight percent (8%) per annum solely for the duration of time between the date of delivery of the notice with respect to such claim and the Resolution Date.

Section 10.10    Waiver of Contribution. No Retained Owner shall have, and the Retained Owners hereby irrevocably waive, any right of contribution, subrogation or any similar right against any Investor Indemnified Party in respect of any indemnification payments that the Retained Owners are required to make to any Investor Indemnified Party pursuant to this Agreement. No Retained Owner shall bring any claim against any Investor Indemnified Party for indemnification, exculpation, contribution or reimbursement pursuant to this Agreement or otherwise by reason of the fact that any such Retained Owner was an equity holder, employee, officer, director or other agent of any of the Group Companies prior to the Closing with respect to any right of any Investor Indemnified Party to indemnification under this Article X; provided, that in no event shall the foregoing limit any obligations of the Investors hereunder, including under this Article X.
Section 10.11    Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement will be treated by the Parties and their respective Affiliates, to the extent permitted by applicable Law, as an adjustment to the Closing Consideration for Income Tax purposes.
Section 10.12    Remedies Exclusive. Following the Closing, except as set forth in Section 3.4, the indemnification provided for in this Article X and the Cross-Indemnification Agreement will be the sole and exclusive remedy and recourse for all matters arising under or in connection with this Agreement and the transactions contemplated by this Agreement, whether in contract, tort or otherwise. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of fraud, the Investor Indemnified Parties or the Vantage Indemnified

Parties, as applicable, will have all remedies available under this Agreement or otherwise without giving effect to any of the limitations or waivers contained herein, (b) nothing herein will limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement to the extent provided and in accordance with Section 11.14, and (c) nothing herein will limit, or otherwise waive or release, any Party’s rights under any Ancillary Agreement.
Section 10.13    Release of Indemnity Escrow Funds. On the date that is the first Business Day following the 12-month anniversary of the Closing Date (the “Indemnity Escrow Release Date”), the Investors and DevCo will send a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the accounts designated by Digital Bridge the then-existing Indemnity Escrow Funds held in the Escrow Account, except the aggregate amount of all unsatisfied claims for indemnification for Losses that an Investor Indemnified Party has made against the Retained Owners on or before such date pursuant to this Article X and which are then subject to satisfaction (in whole or in part) from the Indemnity Escrow Funds. Any Indemnity Escrow Funds that are so retained in the Escrow Account following the Indemnity Escrow Release Date in respect of any such pending indemnification claim will be released and paid to the affiliates of the Retained Owners designated by Digital Bridge or the Investors, as applicable, following the full and final resolution of such pending claim, pursuant to joint written instructions to be sent by DevCo and the Investors to the Escrow Agent.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Expenses. Except as otherwise provided in this Agreement (including in the definitions of “Closing Consideration,” “Shared Expenses” and “Transaction Costs” and Section 7.4), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the Party incurring such costs and expenses.
Section 11.2    Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party to this Agreement may desire or be required to give hereunder will be in writing and will be given by hand by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, by a recognized overnight courier service providing confirmation of delivery or by email, to the addresses set forth below, or at such other address as may be designated by the addressee thereof upon written notice to each other Party to this Agreement. All notices given pursuant to this Section 11.2 will be deemed to have been given (a) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (b) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee), or (c) on the date and time of transmission if delivered by email; provided, that (i) such email transmission is sent prior to 5:00 p.m. Eastern Time (or if sent at or after to 5:00 p.m. Eastern Time, such transmission will be deemed to be delivered the following Business Day, subject to further compliance with the following clause (ii)), and (ii) such notice is also sent by one of the other means described above within one Business Day:

If to Vantage or DevCo:	Vantage Data Centers Holdings, LLC 2820 Northwestern Parkway Santa Clara, CA 95051 Attention: David Renner Telephone No.: (408) 215-7302 Email: drenner@vantage-dc.com
with a copy to:	Jones Day 77 West Wacker Drive Chicago, IL 60601-1692 Attention: Ismail H. Alsheik Telephone No.: (312) 269-4235 Email: ialsheik@jonesday.com
If to any Investor (other than Investor 3) or to the Investors:	Colony Capital, Inc. 515 South Flower Street, 44th Floor Los Angeles, CA 90071 Attention: Justin Chang Email: jchang@clny.com
with copies to:	Colony Capital, Inc. 515 South Flower Street, 44th Floor Los Angeles, CA 90071 Attention: Ronald M. Sanders Email: rsanders@clny.com
If to Investor 3:	CBRE Caledon Capital Management 141 Adelaide Street West, Suite 1500 Toronto, ON M5H 3L5 Attention: Robert Shaw Email: rshaw@cbrecaledon.com
with copies to:	Torys LLP 79 Wellington Street West, 30th Floor, Box 270, TD South Tower Toronto, ON M5K 1N2 Attention: Huw Evans Email: hevans@torys.com
Section 11.3    Time of the Essence. Time is of the essence in the performance of each and every term of this Agreement. In calculating any period of time provided for in this Agreement, the number of days allowed will refer to calendar and not Business Days (unless such period of time specifically references Business Days). If any day scheduled for performance of any obligation hereunder will occur on a weekend or legal holiday, the time period allowed and day for performance will be continued to the next Business Day.
Section 11.4    Construction; Headings.

(a)    All headings and captions contained in this Agreement and the tables of contents hereto are inserted for convenience only and will not be deemed a part of this Agreement. All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. The words “including” and “include” and other words of similar import used herein will be deemed to be followed by the phrase “without limitation.” Any use of the word “or” herein is not exclusive. Any reference herein to an “Exhibit” or “Schedule” is to one of the Exhibits, Schedules or Disclosure Schedules attached to this Agreement, and any reference to an Article or a Section is to one of the Articles or Sections of this Agreement. Each of the Recitals hereto and Exhibits attached hereto and referred to herein is hereby incorporated herein by reference. All accounting terms not specifically defined herein will be construed in accordance with GAAP. Any information or materials “provided,” “made available” or “delivered” to the Investors will mean posted in the Intralinks Project Valhalla electronic data room, established by Vantage and CitiBank, N.A. in connection with herewith, in a manner accessible and reviewable by the Investors at least two (2) days prior to the date hereof. The Parties acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement will not be subject to the principle of construing its meaning against the Party that drafted the Agreement.
(b)    Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand shall be made by, or acts shall be performed at the direction of, or any approval shall be obtained from, the Investors collectively, any such consent, demand and act may be made, given or performed upon the consent of Justin Chang, who shall be fully vested with the authority to act on behalf of the Investors until such time as Investor 1(a) shall deliver to Vantage a notice designating one or more replacement or additional representatives.
Section 11.5    Severability. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.
Section 11.6    Entire Agreement. This Agreement (including the Disclosure Schedules, Schedules and Exhibits hereto) and the Ancillary Agreements constitute the sole and entire agreement of the Parties with respect to their subject matter, and supersede all prior and contemporaneous understanding and agreements, both written and oral, with respect to such subject matter. The Parties agree that any drafts of this Agreement or any Ancillary Agreement prior to the final fully executed drafts will not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party will make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.
Section 11.7    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder, including by operation of law, without the prior written consent of the other parties and no assignment will relieve the assigning Party of any of its obligations hereunder; provided, however, notwithstanding the foregoing, each Investor may assign this Agreement and any of its rights and/or obligations hereunder without the consent of any other Person, including Vantage or the Retained Owners, to any of its Affiliates following the Closing so long as such assignment complies with the terms of this Section 11.7 and the Governance Agreements. As of the Closing, and immediately after the completion of the steps set forth on Exhibit 2.1, all rights, obligations and benefits of Vantage under this Agreement will automatically, and without further action, be assigned to DevCo.
Section 11.8    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and any Person entitled to indemnification under Article X with respect to the provisions therein, and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.9    Amendment; Waiver. This Agreement may be amended, supplemented or changed by the Parties at any time only in a writing signed by each Party hereto. No waiver of any of the provisions of this Agreement will be effective unless set forth in writing and signed by the Party so waiving. Failure of any Party at any time or times to require performance of any provisions herein will in no manner affect the right at a later time to enforce the provision.
Section 11.10    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF, REGARDLESS OF THE ACTUAL LOCATION OF NEGOTIATION OR EXECUTION OF THIS AGREEMENT.
Section 11.11    Jurisdiction; Waiver of Jury Trial. This Agreement will be deemed to have been negotiated, executed and delivered in Wilmington, Delaware. To the fullest extent permitted by applicable Law, each Party hereto hereby irrevocably consents and agrees, for the benefit of each other Party, that any Proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration Proceeding will be brought in any federal or state court in the State of Delaware (a “Delaware Court”), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Delaware Court with respect to any such Proceeding. To the fullest extent permitted by applicable Law, each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any Proceeding against it will be brought in any Delaware Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Delaware Court with respect to any such Proceeding. To the fullest extent permitted by applicable Law, each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid Proceedings brought in any such Delaware Court and hereby further waives and agrees not to plead or claim in any such Delaware Court that any such Proceeding brought therein has been brought in an inconvenient forum. To the fullest extent permitted by applicable Law, each Party hereto agrees that (a) service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (b) all notices that are required to be given hereunder may be given by the attorneys for the respective Parties. EACH PARTY HEREBY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
Section 11.12    Counterparts. This Agreement and any Ancillary Agreements may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same agreement. Such counterparts may be delivered by facsimile or other electronic means, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.
Section 11.13    Disclosure Schedules. Some information contained in the Disclosure Schedules attached hereto may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Disclosure of such items or information will not affect, directly or indirectly, the scope of the disclosure obligations of the representing Party under this Agreement, and inclusion of information in the Disclosure Schedules will not be construed as an admission to any third party that such information is material. Each item disclosed in the Disclosure Schedules will constitute an exception to the representations and warranties corresponding to the section of the Disclosure Schedules in which such item is disclosed and will be deemed to be disclosed with respect to each other section of the Disclosure Schedules to the extent the relevance of such disclosed item to such other sections of the Disclosure Schedules is reasonably apparent on the face of such disclosed item.
Section 11.14    Specific Performance. Each of the Parties acknowledges that the rights of Parties to consummate the transactions contemplated hereby are unique and recognize and affirm that, in the event that the Agreement is not performed in accordance with its terms, money damages may be inadequate and the Parties may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching party will have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to seek an action for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it will not oppose the granting of an injunctive, specific performance or other equitable relief when expressly available pursuant to this Agreement and hereby waives any defenses that the Investors have an adequate remedy at law.
Section 11.15    No Recourse. Notwithstanding any other provision of this Agreement or any rights of a Party at law or in equity, this Agreement (and not, for the avoidance of doubt, with respect to this Section 11.15, any other Contract, including any Ancillary Agreement) may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly Parties (or become parties to this Agreement by way of execution of a Joinder or other Contract), and then only with respect to the specific obligations set forth herein with respect to such Party. No current, former or future (i) director, officer, employee, agent, general or limited partner, manager, member, stockholder, (ii) in the case of the Investors, any Affiliate of any Investor, or, in the case of Vantage, any Affiliate of Vantage, or (iii) any successor or assignee of any of the foregoing will have any liability, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law, for any liabilities or obligations of the Parties to this Agreement or for any claim based on, with respect to, or by reason of the transactions contemplated hereby, except, in each case, other than a Retained Owner or an Affiliate of the Retained Owners to the extent expressly provided in Article X. Except in the case of fraud, (x) neither Vantage nor any Retained Owners, nor any Affiliate of Vantage or any Retained Owner, will have any right of recovery under this Agreement against any current, former or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any Investor or any successor or assignee of any of the foregoing, whether by or through attempted piercing of the corporate or limited liability company veil, including through any Proceeding by or on behalf of such Person seeking the enforcement of any judgment, fine or penalty or by virtue of any applicable Law, or otherwise and (y) neither any of the Investors nor any Affiliate of any Investor will have any right of recovery in under this Agreement against any current, former or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equityholder, or Affiliate of Vantage (other than the Retained Owners (after the Closing)) or any successor or assignee of any of the foregoing, whether by or through attempted piercing of the corporate or limited liability company veil, including through any Proceeding by or on behalf of such Person seeking the enforcement of any judgment, fine or penalty or by virtue of any applicable Law, or otherwise.
Section 11.16    Retention of Counsel.
(a)    The Parties understand and acknowledge that Vantage, its Subsidiaries and the Group Companies and certain of their respective Affiliates have been represented by Jones Day (the “Company Counsel”) in connection with the transactions contemplated hereby. The Parties understand and acknowledge that, subject to the terms of the Governance Agreements, Vantage, its Subsidiaries and the Group Companies and their respective Affiliates will be entitled to retain the Company Counsel as their counsel following the Closing, including in any dispute between the Investors, on the one hand, and Vantage, its Subsidiaries and the Group Companies or their respective Affiliates (other than the Investors), on the other hand, under this Agreement or arising from or related to the transactions contemplated hereby, notwithstanding the Company Counsel’s prior and/or any potential ongoing representation of Vantage, its Subsidiaries and the Group Companies and their respective Affiliates and notwithstanding that the interests of Vantage, its Subsidiaries and the Group Companies and their respective Affiliates, on the one hand, and the Investors, on the other hand, could be directly adverse to one another. The Investors hereby waive and will not assert any conflict of interest arising out of or relating to the representation, after the Closing, of Vantage, its Subsidiaries and the Group Companies or any of their respective Affiliates by the Company Counsel in any litigation, arbitration, mediation or other dispute resolution mechanism relating to or in connection with this Agreement or any of the transactions contemplated hereby.
(b)    The Parties understand and acknowledge that certain Investors and certain of their respective Affiliates have been represented by Paul Hastings LLP (the “Investor Counsel”) in connection with the transactions contemplated hereby. The Parties understand and acknowledge that, subject to the terms of the Governance Agreements, the Investors and their respective Affiliates (including Vantage, its Subsidiaries and the Group Companies and their respective Affiliates) will be entitled to retain the Investor Counsel as their counsel following the Closing, including in any dispute between the Retained Owners and their respective Affiliates (other than Vantage, its Subsidiaries and the Group Companies or their respective Affiliates), on the one hand, and Vantage, its Subsidiaries and the Group Companies or their respective Affiliates (other than the Retained Owners), on the other hand, under this Agreement or arising from or related to the transactions contemplated hereby, notwithstanding the Investor Counsel’s prior and/or any potential ongoing representation of certain Investors and their respective Affiliates (including, following the Closing, Vantage, its Subsidiaries and the Group Companies and their respective Affiliates) and notwithstanding that the interests of the foregoing Persons, on the one hand, and the Retained Owners and its Affiliates, on the other hand, could be directly adverse to one another. Each of the Retained Owners hereby waives and will not assert any conflict of interest arising out of or relating to the representation, after the Closing, of the Investors, Vantage, Vantage’s Subsidiaries and the Group Companies or any of their respective Affiliates by the Investor Counsel in any litigation, arbitration, mediation or other dispute resolution mechanism relating to or in connection with this Agreement or any of the transactions contemplated hereby.
Section 11.17    Protected Communications. The Parties acknowledge that, immediately prior to the Closing, without the need for any further action: (a) all rights of each YieldCo and its Subsidiaries in and to any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that have occurred between Company Counsel, on the one hand, and the Management Companies, the Group Companies and any of their respective Affiliates and Representatives, on the other hand, relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or any of the transactions contemplated hereby (collectively, the “Protected Communications”), to which the Investors, their respective Affiliates (which Affiliates will not include, for the avoidance of doubt, the Management Companies and the Group Companies) or Representatives were not party, will thereupon be vested solely in the Management Companies and their Affiliates (excluding each YieldCo and its Subsidiaries) and their respective successors in interest; and (b) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by Vantage, its Subsidiaries and/or the Group Companies will thereupon be vested exclusively in the Management Companies and their Affiliates (excluding each YieldCo and its Subsidiaries) and their respective successors in interest and will be exercised or waived solely as directed by the Management Companies and their Affiliates (excluding each YieldCo and its Subsidiaries) or their respective successors in interest. None of the Group Companies or the Investors or any Person acting on behalf of any of them will, without the prior written consent of the Management Companies and their Affiliates (excluding each YieldCo and its Subsidiaries) or their respective successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any Proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or any of the transactions contemplated hereby; provided, however, that each YieldCo and its Subsidiaries, including each Group Company, may assert all of such rights with respect to Protected Communications and any such protections from disclosure, including attorney-client privileges and work product protections, in any dispute involving such YieldCo or any of its Subsidiaries, including each Group Company, on the one hand, and any Person other than the Management Companies and their Affiliates (excluding such YieldCo and its Subsidiaries), on the other.
Section 11.18    No Waiver of Privilege, Protection from Disclosure or Use. The Parties understand and acknowledge that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, will be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use, except, in each case, to the extent specifically provided otherwise. Each of the Parties understands and acknowledges that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and acknowledge that the consummation of the transactions contemplated herein could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim or privilege or otherwise protected from disclosure. The Parties further understand and acknowledge that any disclosure of information that may be confidential, subject to a claim of privilege or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege or protection from disclosure, including with respect to information involving or concerning the same subject matter as the disclosed information, except, in each case, to the extent specifically provided otherwise. The Parties will use their reasonable best efforts to return any inadvertently disclosed information to the Party(ies) promptly upon becoming aware of its existence.
[Signatures appear on the following page(s).]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.
VANTAGE:
VANTAGE DATA CENTERS HOLDINGS, LLC
By: /s/ Sureel Choksi
Name: Sureel Choksi
Title: President & CEO

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.
INVESTORS:
COLONY VALHALLA PARTNERS I-A HOLDINGS, L.P.
By: Colony Valhalla GP, LLC
Its: General Partner
By: /s/ Justin Chang
Name: Justin Chang
Title: President

COLONY VALHALLA PARTNERS I-B HOLDINGS, L.P.
By: Colony Valhalla GP, LLC
Its: General Partner
By: /s/ Justin Chang
Name: Justin Chang
Title: President

COLONY VALHALLA PARTNERS II HOLDINGS, L.P.
By: Colony Valhalla GP, LLC
Its: General Partner
By: /s/ Justin Chang
Name: Justin Chang
Title: President

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.
INVESTORS:
CBRE CALEDON VALHALLA AGGREGATOR HOLDINGS LP, by its general partner,
CBRE CALEDON VALHALLA GP II INC.

By: /s/ Jeff DeBlock
Name: Jeff DeBlock
Title: Vice President

[Signature Page to Investment Agreement]

EXHIBIT A
FORMS OF GOVERNANCE AGREEMENTS
[See attached.]

EXHIBIT B
FORM OF ESCROW AGREEMENT
[See attached.]

EXHIBIT C
FORM OF R&W POLICY
[See attached.]

EXHIBIT D
FORM OF RESTRUCTURING AGREEMENT
[See attached.]

EXHIBIT E
FORM OF TITLE AFFIDAVITS
[See attached.]

Owner’s Title Certificate

Dated as of _______________

Project – [__________]

Re:    Seller:
[Vantage Data Centers Holdings, LLC, a Delaware limited liability company] (“Owner”)
Title Insurer:
Chicago Title Insurance Company and its coinsurer(s) and agent(s) (“Title Insurer”)
CTIC NBU Master No.:
[__________]
Commitment No.:
[__________]
Subject States:
[CA]
Land:
As legally described in Schedule A of the respective Commitments referenced above (the “Premises”).

Certification:
Owner hereby certifies to Title Insurer with the full knowledge that Title Insurer will be relying upon the representations made herein in issuing the title insurance policies contemplated in the above-caption transaction, that to Owner’s actual knowledge:

Mechanics’ Liens:
During the period of six months immediately preceding the date of this declaration, work has been done and materials furnished in connection with upon the Land in the approximate total sum of $_____________ [insert zero if no work during the above timeframe], but no work remains to be done and no materials remain to be furnished to complete the construction, nor are there any unpaid bills (that will not be paid in the ordinary course of business) incurred for labor and materials used in making such improvements or repairs upon the Land, or for the services of architects, surveyors or engineers, except as disclosed on EXHIBIT A. Owner hereby agrees to indemnify and hold harmless Title Insurer against any and all claims arising therefrom.

Tenants/Parties in Possession:
There are no tenants or other parties in possession of or have the right to be in possession of the Premises other than those tenants identified on the RENT ROLL attached as EXHIBIT B, said tenants having rights as tenants only. Other than disclosed on Exhibit B, no tenant or other party holds an option, right of first refusal, and/or right of first offer to purchase all or any portion of the Premises.

Taxes/Assessments:
All taxes, assessments, water rents and/or charges, sewer rents and/or charges, sewer hook-up charges, fire service, gas charges, common charges (i.e. condominium or association charges or dues) and other municipal charges that would constitute a lien and be currently due and payable have been or will be duly paid in the ordinary course of business.

Covenants & Restrictions:
Owner has no knowledge of past or present violations of any covenants, conditions or restrictions set forth in the Commitment that have not been cured (the “CC&Rs”), and any and all charges or assessments provided for in any of the CC&Rs have been or will be paid in the ordinary course of business.

Survey – No Change from Prior Survey:

Owner is: (a) familiar with the survey represented in the Commitment (the “Survey”), (b) has knowledge of the physical condition of the Premises and, (c) certifies that no changes and/or additions have been made or have occurred to the Premises or the improvements situated thereon subsequent to the most recent revision date of the Survey and accordingly, the Survey is representative of the present configuration of the Premises and the improvements situated thereon. Additionally, to the extent the Survey is certified to Owner and not certified to Title Insurer, Owner hereby assigns to Title Insurer all of its rights under such Survey.

Gap Indemnification:
Between the most recent Effective Date of the Commitment and the date of recording of the Insured Instrument(s) but in no event later than 10 business days from the date hereof or 10 business days from the break of escrow, whichever is later, the undersigned has not taken or allowed, and will not take or allow, any action or inaction to encumber or otherwise affect title to the Premises.

Inducement and Indemnification:
Owner provides this document to induce Title Insurer to issue its title insurance policy(ies) with regard to the Premises with the knowledge that Title Insurer will do so only in complete reliance upon the matters asserted hereinabove. Furthermore, Owner will indemnify and hold Title Insurer harmless against any and all loss or damage (including reasonable attorney’s fees, expenses, and costs) sustained as a result of any inaccuracy in the matters asserted hereinabove.

[Remainder of this page intentionally blank; signature on following page]

Owner’s Title Certificate – Signature Page

OWNER:

[Vantage Data Centers Holdings, LLC,
a Delaware limited liability company]

By:____________________________
Name: _________________________
Its: ____________________________

I hereby declare under penalty of perjury that the foregoing is true and correct.

Dated this ____ day of __________, 20__.

AFFIANT:

______________________________________________
[insert name of Affiant], solely in his/her capacity as [______] of [Vantage Data Centers Holdings, LLC, a Delaware limited liability company].

Subscribed and Sworn to before me this ___ day of _______________________, 20__.

___________________________________
Notary Public

My commission expires:_________________

Exhibit A

Unpaid Ongoing Work

If there is no unpaid work, please insert “NONE”

Exhibit B

Rent Roll

State of _______________________)
) ss.
County of _______________________)

Affidavit and Indemnity

The undersigned, [Vantage Data Centers Holdings, LLC, a Delaware limited liability company] (the “Affiant”), being first duly sworn, on oath, deposes and says the following:

1.    Chicago Title Insurance Company (the “Company”) has issued a Commitment for Title Insurance No. [_______] with an Effective Date of [________] (the “Commitment”) which describes certain real property on Schedule A thereto (the “Property”).

2.    The Affiant states to its knowledge that:

a.
Other than as disclosed as Exceptions in the Commitment, there are no defects in or liens, encumbrances, restrictions, easements or other adverse claims against the title to the Property, other than the following: (If none, state “None”); and

b.
Other than as disclosed as Exceptions in the Commitment, there are presently no inchoate rights which may ripen into any defect, lien, encumbrance, restriction, easement or other adverse claim against the title to the Property, other than the following: (If none, state “None.”)

3.    The Affiant makes these statements after having questioned all of the other officers, directors, employees, partners and agents, if any, of the Affiant who have had substantial contact involving the Property.

4.    The Affiant makes these statements in this Affidavit to induce the Company to issue an Owner’s Policy of Title Insurance with [___________] as the insured and insuring title to the Property pursuant to the terms of the Commitment together with the non-imputation endorsement attached hereto as Exhibit A (the “Endorsement”).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Non-Imputation Affidavit and Indemnity as of [___________], 2020.

[Vantage Data Centers Holdings, LLC,
a Delaware limited liability company]

By:
Name:    ________________________
Title: _________________________

The following indemnity is given to the Company as a further inducement to it to issue the Endorsement.

[Vantage Data Centers Holdings, LLC, a Delaware limited liability company] (the “Indemnitor”), hereby indemnifies the Company against any loss, cost or damage which the Company may suffer by virtue of any claim made under the Endorsement due to the existence of any defect in or lien, encumbrance, right, restriction, easement or other claim against or with respect to the title to the Property (i) of which Affiant has knowledge as of the date hereof, (ii) that is not excluded from the statements made by Affiant in Section 3 above, and (iii) which was not disclosed by Affiant in this affidavit but which should have been so disclosed by Affiant in order to make the statement made by Affiant in Section 3 above true and correct. The Indemnitor understands such loss, cost or damage includes any court costs and reasonable attorney’s fees expended by the Company in defending the title or interest of the Insured against such lien, encumbrance, right, restriction, easement or other claim.

The Indemnitor further agrees to pay all court costs and reasonable attorney’s fees which the Company actually incurs in enforcing the terms of this indemnity agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Non-Imputation Affidavit and Indemnity as of [___________], 2020.

[Vantage Data Centers Holdings, LLC,
a Delaware limited liability company]

By:
Name:    ________________________
Title: _________________________

Exhibit A

Form of Non-Imputation Endorsement

[attached]

EXHIBIT F
FORM OF CROSS-INDEMNIFICATION AGREEMENT
[See attached.]

EXHIBIT G(1)
FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT
[See attached.]

EXHIBIT G(2)
FORM OF TRADEMARK LICENSE AGREEMENT
[See attached.]

EXHIBIT H
FORM OF MASTER AGREEMENT TERMINATION
[See attached.]

EXHIBIT I
FORM OF JOINDER
[See attached.]